Exhibit 99.1
SHEPPARD, MULLIN, RICHTER & HAMPTON llp
    A Limited Liability Partnership
    Including Professional Corporations
MICHAEL H. AHRENS, Cal. Bar No. 44766
ORI KATZ, Cal. Bar No. 209561
ROBERT K. SAHYAN, Cal. Bar No. 253763
Four Embarcadero Center, 17th Floor
San Francisco, California 94111-4106
Telephone: 415-434-9100
Facsimile: 415-434-3947
Attorneys for the Official Committee
of Equity Security Holders
UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN JOSE DIVISION

In re:		Bk. No. 08-55860-RLE-11

	TVIA, INC., a Delaware Corporation	Chapter 11

	Debtor.	DISCLOSURE STATEMENT TO
SECOND AMENDED CHAPTER 11
PLAN OF REORGANIZATION

		Date:	December 11, 2009
		Time:	10:00 a.m.
		Place:	United States Bankruptcy Court
280 South First Street, Rm 3099
San Jose, California
		Judge:	Hon. Roger L. Efremsky
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I.
OVERVIEW
Tvia, Inc. filed bankruptcy on October 15, 2008 (the “Petition Date”) in order to seek an orderly dissolution of its assets, pay all of its creditors and to distribute the proceeds of those assets to its shareholders. Prior to the Petition Date the company was a fabless semiconductor chip developer based in Santa Clara, California.
Tvia was a successful public company in 2001, with a balance sheet that showed over $40 million in liquid assets and virtually no debt. The company burned through a significant amount of cash in a relatively short period of time in the years that followed. Then, in 2006, the company was forced to restate its financial statements for the fiscal year ended March 31, 2006 and two quarters as a result of improprieties relating to customer sales. The company estimated that more than half of its stated revenue from 2006 and 2007 was improperly recognized in its publicly filed financial statements. During this time the company was out of compliance with the Securities & Exchange Commission (“SEC”) reporting requirements for registered companies, and was also unable to satisfy the listing requirements of the NASDAQ National Market (the “NASDAQ”).
The company later sold certain assets to MediaTek USA Inc. (“MediaTek”) at the end of 2007. That sale provided the company with some short-term liquidity, but also involved the transfer of substantially the entire chip design team from Tvia to MediaTek. Ten months later the company filed bankruptcy with the stated purpose of liquidating its remaining assets. The bankruptcy filing occurred under the cloud of an SEC investigation, and with shareholders in the dark because no shareholder meetings had been held during the two year period prior to the Petition Date. At the time of the Petition Date, the company had almost no chip design capabilities as a result of the asset sale to MediaTek and the loss of key personnel.
On January 6, 2009 an official committee of equity shareholders (the “Committee”) was appointed in Tvia’s bankruptcy case. The Committee, made up of several large shareholders, immediately retained counsel and (a) arranged for a meeting with the
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company’s management, (b) investigated the acts, conduct, assets, liabilities, and financial condition of the company, (c) evaluated the company’s business and the desirability of continuing such business, and (d) ultimately shared with the company its observations and recommendations regarding the course of the bankruptcy case and an appropriate operational budget. The company and the Committee were unable to agree on various key items regarding the course of the company’s chapter 11 case. As a result, at the end of February 2009 the Committee filed a motion seeking to appoint a chapter 11 trustee to manage the affairs of the company and operate its business. The Office of the United States Trustee (the “UST”), a component of the Department of Justice that seeks to promote the efficiency and protect the integrity of the Federal bankruptcy system , also filed its own motion seeking the appointment of a chapter 11 trustee.
Following a hearing on March 25, 2009, the Bankruptcy Court ordered the UST to appoint a chapter 11 trustee (the “Chapter 11 Trustee”). The actual appointment took effect on April 10, 2009.
The Committee initially worked with the newly appointed Chapter 11 Trustee to settle several pending civil lawsuits. Trial for those matters was set for early May 2009. Fortunately, settlement agreements were entered into with each defendant in advance of trial, and the Bankruptcy Court approved a global settlement of the litigation matters following a hearing on June 10, 2009.
With the litigation matters no longer looming over the estate, the Committee undertook an extensive review of the debtor’s assets and liabilities, the desirability of continuing the company’s business and the possibility of formulating a chapter 11 plan of reorganization. The Committee devoted significant time evaluating Tvia China in order to determine whether the company should liquidate all of its assets (as initially contemplated by management at the time of the Petition Date) or reorganize its affairs under a chapter 11 plan in order to continue operating.
The Committee ultimately concluded that, although there were various risks associated with the continued operation of the business, it was feasible for the company to
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reorganize its business and continue to operate Tvia China for the benefit of shareholders. At the same time, the Committee understood that not all shareholders would want to remain as shareholders in the reorganized company, and that some would prefer to be cashed out. The company’s shares, following its delisting from the NASDAQ, now only trade over the counter, and in volumes that are so low that they would almost certainly not allow shareholders with significant positions to liquidate their shares.
The Committee has prepared a business plan for the company, which is described in Section VII.G.8 below. The business plan, which will form the basis for the company’s reorganization and emergence from bankruptcy, is subject to the many risks described in this Disclosure Statement. Central to the business plan is deregistering the Reorganized Debtor from the Securities Exchange Act of 1934, as amended (the “ ‘34 Act”), which will eliminate the costly requirement to complete audits of future financials and comply with the numerous reporting requirements associated with being a public reporting company. In order to accomplish that goal, the Reorganized Debtor must reduce its number of registered stockholders to fewer than 300. It proposes to accomplish this reduction by cashing out: (i) all shareholders holding less than 15,000 shares, and (ii) any other shareholder who selects to be cashed out or fails to make a selection on its ballot or timely return its ballot. It is believed that there are approximately 290 shareholders who hold more than 15,000 shares. Of these, only those shareholders who wish to take on the risk of continued investment will retain an interest in the Reorganized Debtor. Following deregistration the Reorganized Debtor will be a private company, with no obligation to file reports with the SEC and with no public market for the selling or buying of its shares. However, the reporting obligations would revive if the Reorganized Debtor subsequently acquired more than 300 stockholders of record.
Since the company is delinquent in its reporting, it would be possible for the Reorganized Debtor to seek to have the SEC bring an action to revoke its registration under Section 12(j) of the ‘34 Act even if it had more than 300 shareholders of record. However, there are three reasons why the reduction in shareholders is more advantageous
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to the Reorganized Debtor than revocation of its registration. First, after any revocation under Section 12(j), broker dealers would not be permitted to use any means of interstate commerce to trade or make a market for the Reorganized Debtor’s shares. Consequently no public trading market could continue to exist for the shares. Having a private company with many shareholders and no avenue for trade could be cumbersome. Second, having a large number of shareholders with only a nominal economic interest will complicate management of the Reorganized Debtor, rendering it difficult to solicit and obtain shareholder approval on necessary corporate actions. Third, Section 12(g) of the ‘34 Act requires a company to register to file periodic reports if it has more than 500 shareholders of record and more than $10 million in assets. If the Reorganized Debtor had 500 shareholders and acquired or developed assets in excess of $10 million, it would be required to re-register under the ‘34 Act and recommence reporting obligations. The costs of such compliance could have a severe negative impact on the Reorganized Debtor’s business.
The purpose of this disclosure statement is to give each shareholder, creditor and party in interest adequate information to evaluate the proposed chapter 11 plan. In the very next section of the disclosure statement is a brief introduction regarding how to vote on the chapter 11 plan. The section after that contains an “Executive Summary” of the Committee’s business plan. There are then several sections summarizing the key points of the chapter 11 plan itself, followed by a detailed discussion of the Committee’s business plan and the risk factors associated it. Finally, Section VIII discusses alternatives if the plan is not confirmed.
II.
INTRODUCTION
This Disclosure Statement to Second Amended Chapter 11 Plan of Reorganization (the “Disclosure Statement”) has been prepared by the Committee and is being distributed to creditors and interest holders in connection with (i) the solicitation of acceptances of the Second Amended Chapter 11 Plan of Reorganization, dated October 19, 2009, as such plan
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may be amended (the “Plan”), filed by the Committee with the United States Bankruptcy Court for the Northern District of California (the “Bankruptcy Court”), and (ii) the Confirmation Hearing scheduled for December 11, 2009 at 10:00 a.m.
Acceptance or rejection of the Plan is important and must be made in writing. An acceptance or rejection of the Plan may be made by completing the accompanying Ballot and mailing, faxing or emailing it Sheppard, Mullin, Richter & Hampton LLP, Attn: Robert Sahyan, 4 Embarcadero Center, 17th Floor, San Francisco, California 94111, (415) 434-3947 (fax), rsahyan@sheppardmullin.com. In order for a vote to be counted, the completed Ballot must be received no later than 5:00 p.m. Pacific Time, November 25, 2009.
This Disclosure Statement describes the business background of the Debtor before the filing of this Bankruptcy Case. It also summarizes certain significant events that have taken place during the Bankruptcy Case and describes the terms of the Plan, which divides Claims and Interests of the Debtor into Classes and provides for the satisfaction of allowed Claims and Interests.
Upon Bankruptcy Court approval of the Plan, the Plan will be binding upon all shareholders, Creditors and the Debtor regardless of whether an individual shareholder, creditor or the Debtor has voted in favor of the Plan. THE COMMITTEE THEREFORE URGES YOU TO READ THIS DISCLOSURE STATEMENT AND THE PLAN CAREFULLY.
III.
EXECUTIVE SUMMARY
The Plan provides for the payment of all Allowed Claims in full with interest at the Legal Rate as set forth in the Plan, and the establishment of a Claim Reserve Account to provide for Disputed Claims.
The Plan contemplates proceeding in one of two ways: either the Reorganization Alternative or the Liquidation Alternative, and provides for the creation of a Disbursement Escrow or Liquidating Trust, depending on which alternative occurs. In order to determine
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which alternative will occur, each holder of an Allowed Interest will be provided with a Ballot and, with the exception of De Minimus Holders, an option to select one of the following two treatments in exchange for such holder’s Allowed Interests:
Option 1: receipt of a proportionate beneficial interest in the Liquidating Trust or Disbursement Escrow, or
Option 2: receipt of a proportionate interest in the Reorganized Debtor
De Minimus Holders will be deemed to have selected Option 1 and will not have an opportunity to vote for either option. The Reorganization Alternative will occur if the holders of at least 20% of all of the Debtor’s shares select Option 2. Otherwise, the Liquidation Alternative will occur.
The Plan provides, under either option (i.e., whether Reorganization Alternative or Liquidation Alternative), for the holders of Allowed Claims to be paid in full, including interest at the Legal Rate as provided in the Plan, on their Claims. In addition, if the Plan is confirmed, a reserve account will be established in order to ensure that any Disputed Claims are provided for (along with interest at the Legal Rate as provided in the Plan) in the event any such Disputed Claim becomes an Allowed Claim. Because all Creditors will be paid or provided for, the Plan focuses on the Debtor’s shareholders (defined in the Plan as the holders of Allowed Interests), who are impaired under the Plan.
If the Plan is confirmed, then Allowed Claims will be paid and a Claim Reserve Account will be funded to provide for Disputed Claims until such claim are resolved. In addition, a Liquidating Trust or a Disbursement Escrow will be established depending on whether the Plan results in the Liquidation Alternative or the Reorganization Alternative.
If the Liquidation Alternative occurs, all of the Debtor’s Assets will be transferred to the Liquidating Trust, including the Affirmative Claims, inventory, Cash and other personal property. All holders of Allowed Interests shall share in the proceeds of such Assets in proportion to their number of shares. Such holders will also receive any
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additional Cash that may become available from the Claim Reserve Account after disputed claims are resolved.
If the Reorganization Alternative occurs, Allowed Claims will be paid and a Claim Reserve Account will be funded to provide for Disputed Claims until such claims are resolved. The legal and professional expenses incurred by the Reorganized Debtor in resolving the Disputed Claims will be paid out of the Plan Fund subject to Court approval. The Debtor’s remaining Cash, as well as any remaining amount in the Claim Reserve Account after all the disputed claims are resolved and paid, will be split between the Disbursement Escrow and the Reorganized Debtor in proportion to the number of shares selecting each option under the Plan. In addition, the De Minimus Holders shall receive 100% of their proportionate share of the Litigation Recoveries, which shall be transferred from the Reorganized Debtor to the Disbursement Escrow for the benefit of the De Minimus Holders immediately after such Litigation Recoveries are received. This distribution to the De Minimus Holders recognizes that such holders are being forced to cash out and are not provided with an opportunity to receive an interest in the Reorganized Debtor. All Non De Minimus Cash Out Holders shall receive 20% of their proportionate share of the Litigation Recoveries, which shall be transferred from the Reorganized Debtor to the Disbursement Escrow for the benefit of the Non De Minimus Cash Out Holders immediately after such Litigation Recoveries are received. This distribution to the Non De Minimus Cash Out Holders recognizes that under a chapter 11 plan such holders could be forced to exchange their shares in the Debtor for shares in the Reorganized Debtor, and that as an accommodation to those who wish to cash out early, a cash out option is being made available to them. In addition, the 20% distribution of their proportionate share of the Litigation Recoveries recognizes that the Non De Minimus Cash Out Holders who are cashed out share in none of the risks associated with pursuing the Affirmative Claims and Avoidance Actions.
The Committee understands that the Debtor’s intellectual property and other tangible assets (other than inventory) have no significant or realizable value.
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Under the Reorganization Alternative, the Reorganized Debtor will be a private company. This means that broker dealers would not be permitted to use any means of interstate commerce to trade or make a market for the Reorganized Debtor’s shares. Consequently no public trading market could continue to exist for those shares. In the event the Reorganization Alternative occurs, holders of Allowed Interests who select Option 2 will have no assurances of liquidity in their shares of the Reorganized Debtor, and will be subject to all of the risks associated with any investment in a private company.
The Committee estimates that there are approximately 290 shareholders who each hold more than 15,000 shares (accounting for approximately 88% of all shares), and approximately 1,750 De Minimus Holders (accounting for approximately 12% of all shares).
IV.
DEFINED TERMS AND RULES OF INTERPRETATION
As used in the Plan or the Disclosure Statement, capitalized terms have the meanings set forth on Exhibit A to the Plan. A copy of the Plan is enclosed with this Disclosure Statement.
Any term that is not defined below, but is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules.
V.
DESCRIPTION OF PREPETITION BUSINESS AND OPERATIONS
A. The Debtor’s Business
The Debtor was a fabless semiconductor company which designed and developed a line of flexible, high-quality digital display processors for digital Liquid Crystal Display (LCD), Plasma Display Panel (PDP), High-Definition (HD), Standard-Definition (SD), and progressive-scan televisions and other broadcast and consumer display products. It was incorporated in California in March of 1993 under the name “Intergraphics Systems,
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Inc.” and changed its name to “IGS Technologies” in August of 1997. In March of 2000, the Debtor changed its name to “Tvia, Inc.” It was reincorporated in the state of Delaware under the name “Tvia, Inc.” in August of 2000.
As a fabless semiconductor company, the Debtor did not own a fabrication facility but instead outsourced the fabrication of the processors to specialized semiconductor manufacturers. The Debtor concentrated its resources on designing, producing and marketing innovative and cost-effective display processors used in a variety of multimedia-related devices. The Debtor has a wholly-owned subsidiary in the People’s Republic of China that operates a design support and testing center in Hefei, China and a television lab in Shenzhen, China that is also responsible for developing circuit board level system solutions. The Chinese subsidiary is responsible for the China sales of the Debtor’s products and is not in bankruptcy. The Debtor oversees the operations of the Chinese subsidiary and the sales to the non-China markets, which includes the United States, Japan, and Korea. The revenues from the sales to the China and non-China markets are directed to the Debtor, with the Debtor providing operating funds periodically to its Chinese subsidiary. The Debtor’s products have been sold either directly to original equipment manufacturers or to value added distributors. Historically, a relatively small number of customers and distributors have accounted for a significant portion of sales, with the majority of these customers located in Japan and Korea.
In November of 2007, the Debtor and MediaTek USA Inc. entered into an agreement for the transfer of a product known as the “Mars” chip technology in a transaction which was described at the time in the Debtor’s Form 8-K filing as a “license agreement,” whereby MediaTek USA Inc. was entitled to use the Debtor’s proprietary technology in the Mars chip. In connection with this transaction, the Debtor waived its rights under a prior non-solicitation agreement with MediaTek with respect to a large percentage of its engineers. Concurrently with that agreement, the Debtor’s Chinese subsidiary and MediaTek Inc. entered into an asset purchase agreement for what was
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reported in the Debtor’s Form 8-K filing as a transfer of assets by the Chinese subsidiary for the development and maintenance of the Mars chip technology.
B. Events Leading to the Filing of the Reorganization Cases
In November of 2006, the Debtor restated its financial statements for the fiscal year ended March 31, 2006, and for quarters ended December 31, 2005, and June 30, 2006 to defer approximately $6.4 million of revenue due to (i) the Debtor’s inability to timely collect or enforce payment terms from certain customers, and (ii) the Debtor’s determination that certain sales should have been recognized only on sell-through to end users, and not on delivery to customers as originally stated.
In January of 2007, the Debtor discovered evidence with respect to undisclosed side arrangements affecting the payment terms with, and obligations of, certain of its customers. The audit committee of the Debtor’s board of directors (the “Board”) conducted an independent investigation to determine the nature and extent of such side arrangements. The investigation revealed that in an effort to entice customers to place orders, former employees of Debtor’s sales team (the “Sales Team”) executed side agreements with certain customers which typically provided that the customer would not have to pay in accordance with the terms of the written purchase order and/or had the right to return the inventory if it could not be sold. Since the Sales Team’s compensation was based on commissions, bonuses, and stock option grants tied to revenue goals, these side arrangements benefited the Sales Team in two ways: (i) the side agreements allowed the Sales Team to make additional sales, thereby increasing their commissions, bonuses and stock option grants, and (ii) the Sales Team engaged in the sales of stock from their options at a time when these improper sales with side arrangements artificially inflated the Debtor’s revenue and its stock price.
Following the Board’s investigation, in an attempt to reconcile the various accounts that were affected by the side arrangements, the Debtor discovered that certain funds paid by customers were improperly applied to accounts that were affected by the side arrangements during the period from approximately August of 2005 to December of 2006.
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The Debtor’s chief financial officer resigned in October of 2006, and the Debtor’s Vice-President of Sales resigned in January of 2007. The Debtor terminated the remaining members of the Sales Team in April 2007. Because of these improper transactions, the Debtor estimated that more than half of its stated revenue from 2006 and 2007 was improperly recognized in its publicly filed financial statements. The Debtor filed two actions in Santa Clara County Superior Court based upon the misconduct of the Sales Team.
During this time, the Debtor was unable to comply with the Securities and Exchange Commission (the “SEC”) reporting requirements and the listing requirements of the NASDAQ National Market (the “NASDAQ”) on which the Debtor’s common stock was traded. The Debtor withdrew from the NASDAQ, and trading on that exchange was suspended effective July 12, 2007.
Also during that period, Tvia was the target of class action lawsuits (which led to settlements with shareholders and private investors); changed its CFO twice; replaced all except one of its external directors without shareholder vote.
According to the documents filed with the Debtor’s petition for relief, the Board concluded that it was in the best interests of the Debtor to seek an orderly dissolution in order to distribute to the stockholders the remaining assets of the Debtor after seeking to maximize the value of such assets.
VI.
MAJOR EVENTS DURING THE CHAPTER 11 CASE
The voluntary Chapter 11 petition initiating this Bankruptcy Case was filed by the Debtor on October 15, 2008 (the “Petition Date”). The first meeting of creditors was scheduled for November 19, 2008. The Committee was appointed in this case on January 6, 2009.
As of the Petition Date, the Debtor’s primary assets were cash, accounts receivable, inventory and intellectual property relating to its processors. The Debtor had no secured debt. Priority claims, as set forth in the Debtor’s Schedule E, totaled approximately
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$37,240 and consisted primarily of employee benefit claims. The Debtor’s Schedule F reflected unsecured debt in the amount of $947,500.74, of which $925,747 is disputed. Filed proofs of claim total approximately $11,075,000, and the scheduled claims do not significantly increase that amount. The largest filed claim is the $10 million indemnity claim of Eli Porat. The Committee has filed an objection to Mr. Porat’s claim, which is discussed in greater detail below. In addition, the Committee has filed objections to another $898,000 of claims which are still pending and unresolved. The claims are also discussed in the Liquidation Analysis attached to the Disclosure Statement.
A. The SEC Investigation
The Debtor is the subject of an investigation by the SEC that began in or about May of 2008 (the “SEC Investigation”). The SEC issued subpoenas to the Debtor and certain of its former employees for the production of certain documents in connection with that investigation. As part of that investigation the SEC was provided with thousands of pages of documents and interviewed the following people: Eli Porat, Diane Bjorkstrom, Benjamin Silva, Mathew McKee and Tzu Hsien “Steve” Wang. The SEC has not provided the Debtor with information regarding the status of the investigation and has declined to comment regarding the likely next steps. As a result, it is unclear who, if anyone, is still under investigation.
B. The Litigation
The Debtor was involved in three significant lawsuits during the course of the Bankruptcy Case. The Debtor entered into settlement agreements with the parties to these lawsuits, and the Bankruptcy Court approved those settlement agreements in June 2009.
1. The Trade Secret Action
On April 19, 2007, Tvia filed a complaint initiating Case No. 1-07-CV-084211 in the Santa Clara Superior Court, entitled Tvia, Inc. v. NBG, LLC, et al. (the “Trade Secret Action”) alleging various causes of action, including misappropriation of trade secrets and other business torts against defendants NBG, LLC, a Florida limited liability company (“NBG”); YK Synnet Incorporated, a Japanese corporation (“Synnet”); and the following
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individuals: (1) Mathew McKee, (2) Benjamin Silva, (3) Tzu Hsien “Steve” Wang, and (4) Wei Chen (collectively, the “Trade Secret Defendants”), which was subsequently removed to the Bankruptcy Court and was briefly pending there as an adversary proceeding under A.P. No. 08-05310. The Trade Secret Action was ultimately remanded back to the Santa Clara County Superior Court. The Chapter 11 Trustee, on behalf of the estate, and the Committee entered into a settlement agreement with the Trade Secret Defendants which has been approved by the Bankruptcy Court. Pursuant to this settlement agreement, the Trade Secret Action has been dismissed. Key to this settlement were the certified financials provided by the Trade Secret Defendants to the Chapter 11 Trustee and the Committee. Those financials showed an inability on the part of the Trade Secret Defendants to respond to a judgment. The defendants had previously refused to provide such financials to the Debtor prior to the appointment of the Chapter 11 Trustee.
2. The Insider Trading Action
On February 1, 2008, Tvia filed a complaint initiating Case No. 1-08-CV-104728 in the Santa Clara County Superior Court, entitled Tvia, Inc. v. Silva, et al. (the “Insider Trading Action”) against defendants Benjamin Silva; Tzu Hsien “Steve” Wang; Mathew McKee; Dianne Bjorkstrom; Michael Buttrick, an individual (“Buttrick”); and Synnet (collectively, the “Insider Trading Defendants”), alleging various causes of action, including insider trading, breach of fiduciary duty of loyalty, breach of fiduciary duty of care, fraud and unjust enrichment. The Insider Trading Action was removed to the Bankruptcy Court as A.P. No. 08-05300. The Chapter 11 Trustee, on behalf of the estate, and the Committee entered into a settlement agreement with the Insider Trading Defendants which has been approved by the Bankruptcy Court. Pursuant to this settlement agreement, the Insider Trading Action was dismissed and $8,500 was paid to Ms. Bjorkstrom. Pursuant to a separate agreement with Synnet, the Insider Trading Action against Synnet was dismissed and the estate received in return $150,000. This settlement was tied into, and made possible by, the settlement of the Trade Secret Action.
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3. The 1601 Action
On July 28, 2008, Mathew McKee filed a complaint initiating Case No. 1-08-CV-118444 in the Santa Clara County Superior Court, entitled McKee v. Tvia, Inc., (the “1601 Action”) against defendant Tvia pursuant to Section 1601 of the California Corporation Code to inspect corporate books and records. The 1601 Action was removed to the Bankruptcy Court as an adversary proceeding under A.P. No. 08-05305. This action has now been settled and dismissed.
C. Significant Motions Filed by The Debtor
Early in the case, the Debtor filed the Motion For Order Extending Period During Which Only The Debtor May File A Plan (the “Exclusivity Motion”). In the Exclusivity Motion, the Debtor sought a six month extension of the exclusivity period under Bankruptcy Code § 1121 during which it only could file a plan. Subsequently, the Debtor and the Committee stipulated to formulate a joint plan with or a plan supported by the Committee within the exclusivity period and if the Committee was unable to propose a plan with the Debtor, the Committee would be able to file its own plan within that period. In its order entered January 30, 2009, the Bankruptcy Court approved the stipulation with the Committee and extended the exclusivity period until August 12, 2009.
The Debtor also filed its Motion For Order To Extend Time To Assume Or Reject Unexpired Real Property Lease (the “Lease Motion”). In the Lease Motion, the Debtor sought to extend the time to assume or reject the office lease agreement of its headquarters at 4800 Great America Parkway, Suite 300, Santa Clara, California by ninety (90) days, thereby extending the deadline to assume or reject such lease through May 13, 2009. At a hearing on January 28, 2009, the Bankruptcy Court granted the relief requested in the Lease Motion. Subsequent to his appointment, the Chapter 11 Trustee and the landlord entered into a stipulation to extend the time to assume or reject the office lease until September 30, 2009. On May 20, 2009, the Bankruptcy Court entered its order approving this stipulation.
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Additionally, the Debtor filed a Motion For Order: (1) Finding That The Proceeds Of Certain Insurance Policies Are Property Of The Estate And Subject To The Automatic Stay; (2) Conditionally Lifting The Stay; And (3) Establishing Protocol For Payment Of Same (the “D&O Motion”). By the D&O Motion, the Debtor sought an order finding that certain of its directors and liabilities insurance policies and their proceeds were property of the estate and establishing a protocol for the reimbursement of certain defense costs and other loss form the insurance providers of these policies. The D&O Motion was initially heard on January 22, 2009. A continued hearing was held on January 30, 2009. A final hearing was held on February 5, 2009. At the final hearing, the Court determined that the proceeds from the primary insurance policy are property of the estate and established procedures for the insured parties to resolve their disputes regarding legal bills submitted to the insurer for payment. The Bankruptcy Court has made no such finding as to the secondary insurance policy. It is anticipated that such a finding will be sought prior to the Effective Date. Because the secondary policy and its proceeds are a potential significant asset of the estate, there would be a material negative impact on the Plan if the Bankruptcy Court found the secondary policy not to be property of the estate.
D. The Appointment of the Chapter 11 Trustee
On February 19, 2009, the Committee filed a motion to appoint a chapter 11 trustee in this case. The United States Trustee filed its own motion for the appointment of a chapter 11 trustee on February 25, 2009. The Debtor opposed both motions, and after a contested hearing on the motions, the debtor withdrew its opposition to the motions and the Bankruptcy Court approved the appointment a chapter 11 trustee in the case. On April 10, 2009, YC (Yuchen) Zhu was appointed as the chapter 11 trustee and later retained the Law Offices of Stuppi and Stuppi (“Stuppi”) as his counsel, whose employment was approved by the Bankruptcy Court on April 27, 2009.
E. Retention and Compensation of Professionals
Following the Petition Date the Bankruptcy Court authorized the Debtor to retain Murray & Murray (“Murray”) as chapter 11 bankruptcy counsel. The Bankruptcy Court
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also approved the employment of the following professionals: (a) The Deckard Law Firm (“Deckard”) as the Debtor’s special litigation counsel with respect to the Trade Secret Action; (b) Campeau Goodsell Smith (“Campeau”) as its special litigation counsel with respect to the Trade Secret Action, the Insider Trading Action, and the 1601 Action; (c) Wilson Sonsini Goodrich & Rosati P.C. (“Wilson Sonsini”) as its special corporate counsel; (d) Quinn Emanuel Urquhart Oliver & Hedges, LLP (“Quinn Emanuel”) as special counsel to Eli Porat, the Debtor’s CEO, in the SEC Investigation; and (e) Cove Partners LLC (“Cove”) as the Debtors’ investment banker and financial advisor. (f) Sheppard, Mullin, Richter & Hampton LLP (“Sheppard Mullin”) as counsel for the Committee, (g) FTI Consulting, Inc. (“FTI”) as financial consultant to the Committee, and (h) The Law Offices of Stuppi & Stuppi as counsel to the Chapter 11 Trustee. Orders have been entered approving compensation to those firms as set forth below. Professionals not listed below either have yet to apply for approval of their fees and expenses, or have applied but have not yet had their fees and expenses approved.

Murray	- $	391,141.91
Deckard	- $	134,844.57
Wilson Sonsini	- $	42,760.79
Quinn Emanuel	- $	204,283.00
Sheppard Mullin	- $	212,959.82
FTI	- $	13,224.40
F. Statement of Financial Affairs and Schedule of Assets and Liabilities
The Debtor filed its Schedules of Assets and Liabilities and its Statement of Financial Affairs on October 30, 2008 and those filings have since been amended.
G. Deadlines for Filing Proofs of Claim and Administrative Expense Claims
The deadline for filing claims arising before the Petition Date was February 17, 2009 for all claims other than the claims of governmental units or claims arising from the rejection of executory contracts.
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H. Appointment of Committee
On January 6, 2009, the UST appointed the following members to the Committee: (1) John and Linda Baldino; (2) Shalom Ofer; (3) Mohammad Piraegar; (4) Zhaofang Wen and Shaofen Chen; and (5) Yuanshan Zou. The UST subsequently removed John Baldino and Yuanshan Zou from the Committee. Gary Balzofiore is an ex officio member of the Committee.
I. The Debtor’s Current Financial Condition, Operations and Inventory
The Debtor currently offers several video processing chips to the China and the non-China markets through three main distributors in the United States, Japan, and Korea. The chips sold to the China market are different than those sold to the non-China market. The 5600 and 5725 chips are both sold to the China market. According to the Debtor’s filings with the Bankruptcy court, the company has the following inventory of chips: (a) 1 million units of 5725 chips in finished form and 575,000 chips in wafer form; (b) 750,000 units of 5600 chips in finished form and 144,000 units in wafer form. The manufacturing of a chip includes several stages, often handled by different manufacturers. A chip is produced by a chip foundry in “wafer form,” packaged by another factory, and then tested by possibly yet another factory before it is in “finished form.” For a typical chip in the Debtor’s inventory, the amount spent on getting it to “wafer form” only accounts for roughly 35% of the total manufacturing costs. This percentage varies based on the chip.
The inventory is valued at $700,000 on the balance sheet. This valuation is based on the most recently monthly operating report filed by the Chapter 11 Trustee, and is a book value that does not necessarily reflect the fair market value of the inventory. As explained in greater detail in the Liquidation Analysis, it is hoped that this inventory can be liquidated for $100,000 in a forced sale scenario.
Traditionally, the majority of the company’s revenues were due to the sales of the 5202 and 5605 chips to three main customers, one in the United States, another in Japan and anther in Korea. In the period of 2008 to 2009, as a result of large end-of-life purchases by these customers, the company sold large quantities of these products which
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amounted to their demand during a 12 to 24 month period. Tvia still has in its inventory some 15,179 units of the 5202 chip with a total manufacturing cost of $61,368, and 12,414 units of the 5605 chip with a total manufacturing cost of $52,399. It is anticipated that it will take a year or longer for there to be any meaningful sales of those chips.
Revenues from the sales to the China market has been increasing. Sales of the 5725 chips have steadily increased from 6,720 units in January 2009 at $23,520 in revenues, to 15,712 units in May of 2009 at $65,267 in revenues. The revenue stream from these sales is essential to support the operations of the Chinese subsidiary and may lead to additional revenues to supplement the Debtor’s operations. It is estimated that the 5725 chips will likely be the main source of sales revenues for the company in the next 18 months. No other of the Debtor’s chips are selling in significant numbers.
VII.
THE PLAN
A. Method of Classification of Claims and Interests and General Provisions
1. General Rules of Classification
Generally, a Claim is classified in a particular Class for voting and distribution purposes only to the extent the Claim qualifies within the description of that Class, and is classified in another Class or Classes to the extent any remainder of the Claim qualifies within the description of such other Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally-defined Class, it shall be included in the more specifically defined Class.
2. Administrative Expenses and Priority Tax Claims
In accordance with Bankruptcy Code § 1123(a)(1), Administrative Expenses and Priority Tax Claims have not been classified and are excluded from the Classes set forth in the Plan.
3. Bar Date for Requests for Administrative Expenses
The deadline (“Admin Expense Deadline”) for filing any Claim entitled to treatment as an Administrative Expense shall be 30 days after a notice of the occurrence of the
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Effective Date has been filed and served, provided that holders of Administrative Expense Claims that have already filed requests for payment or proofs of claim shall not be required to file additional requests for payment or proofs of claim unless additional amounts are sought by such claimant. Objections to Administrative Expense Claims shall be filed within 30 days of the Admin Expense Deadline.
4. Claims Filed After the Effective Date of the Plan
Other than Administrative Expense Claims and Claims arising from the rejection of executory contracts and unexpired leases not covered by previous Bankruptcy Court order, any unsecured Claim filed after the Effective Date shall be disallowed and shall not be entitled to any payment.
5. Claims Objection Deadline
The Claims Objection Deadline shall be twenty (20) days after the Effective Date, provided, however, that the Claims Objection Deadline may be extended for cause on an ex parte application filed by the Reorganized Debtor or Liquidating Trustee. Such an application shall be deemed timely if filed prior to the expiration of such 20 day period.
6. Assumption and Rejection of Executory Contracts and Unexpired Leases
a. Rejection
Under the Plan, on the Effective Date, all executory contracts and unexpired leases executed by Debtor prior to the Petition Date, and not previously assumed or rejected, shall be deemed rejected. The Confirmation Order on the Plan shall constitute a Bankruptcy Court order approving such rejections. The Plan does not alter any orders of the Bankruptcy Court entered prior to the Effective Date regarding the rejections of executory contracts and unexpired leases, and the Plan does not extend the time for the filing of rejection damage claims which are governed by prior orders of the Bankruptcy Court. As of the date of the filing of the Disclosure Statement, no executory contracts or unexpired leases have been assumed or rejected.
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The Committee does not believe there will be any rejection damages claims arising as a result of the rejection of contracts and leases. The Debtor listed certain insurance policies on Schedule G of its Schedules of Assets and Liabilities. In an abundance of caution, a motion to assume all insurance policies, including those listed on Schedule G, shall be made such that it is heard at or before the time of the Confirmation Hearing. In addition, a similar motion may be made to assume the license agreement with Kopera Software Inc. It is anticipated that no other licenses or agreements will be assumed by the Reorganized Debtor or the Liquidating Trustee, and that the rejection of all other contracts and leases will not give rise to any rejection damage claims, and that the assumption of any contracts or leases will not give rise to any significant cure obligations.
b. Bar Date for Rejection Damage Claims
Claims arising from the rejection of executory contracts and unexpired leases not covered by previous Bankruptcy Court order, must be Filed with the Bankruptcy Court and served upon the Liquidating Trustee (under the Liquidation Alternative) or the Reorganized Debtor (under the Reorganization Alternative) within 30 days after Confirmation, and shall be paid, if Allowed, as a Class 2 Claim under the Plan. Any objection to such a rejection damages claim shall be filed within 30 days of the date such rejection damages claim is filed.
B. Unclassified Claims
1. Administrative Expenses
a. Payment of Administrative Expense Claims
Except to the extent the holder of an Allowed Administrative Expense Claim agrees otherwise, each holder of an Allowed Administrative Expense Claim shall be paid the full amount of the Claim, in Cash, as soon as practicable after the later of (i) the Effective Date, or (ii) the date on which such Claim becomes an Allowed Claim. Claims for professional fees and expenses pursuant to Bankruptcy Code § 330 shall be paid only upon order of the Court. Other than Professional Fees and certain claims of former employees of the Debtor, the Committee understands that the Debtor and the Chapter 11 Trustee have
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paid Administrative Expenses in the ordinary course of business. There are objections pending to the Administrative Expense Claims of the former employees. The anticipated claims of professionals are set forth in the Liquidation Analysis. Those amounts are estimates only and the actual fees may be higher or lower. The unresolved Administrative Expense Claims of the former employees total $306,500.
b. Statutory Fees
Allowed Administrative Expenses for any fees and charges payable to the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6) shall be paid in Cash as such fees are due equal to the amount of such Administrative Expenses.
2. Priority Tax Claims
Each holder of an Allowed Priority Tax Claim shall be paid in respect of such Allowed Claim: (a) the full amount thereof, in Cash, including interest as described in the Plan, as soon as practicable after the later of (i) the Effective Date and (ii) the date on which such Claim becomes an Allowed Claim; (b) such lesser amount as the holder of an Allowed Priority Tax Claim and the Chapter 11 Trustee might otherwise agree to prior to the Effective Date; or (c) such lesser amount as the holder of an Allowed Priority Tax Claim and the Reorganized Debtor or Liquidating Trustee might otherwise agree to after the Effective Date.
C. Classification and Treatment of Claims and Interests
1. Class 1 — Priority Claims (Unimpaired)
Unless it agrees to receive other, less favorable treatment (including subordination) each holder of an Allowed Priority Claim shall be paid 100% of the unpaid amount of the Allowed Priority Claim in Cash, including interest at the Legal Rate as described in the Plan, on or as soon as reasonably practicable after the later of (a) the Effective Date, or (b) the date the Priority Claim becomes an Allowed Priority Claim. The holders of Claims in this Class are not impaired and thus are not entitled to vote on the Plan. Such Priority Claims total approximately $40,000.
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2. Class 2 — Unsecured Claims (Unimpaired)
Except to the extent the holder of an Allowed Unsecured Claim agrees otherwise, each holder of an Allowed Unsecured Claim shall be paid the full amount of the Claim, in Cash, including interest at the Legal Rate as described in the Plan, as soon as practicable after the later of (i) thirty (30) days after the Effective Date, or (ii) the date on which such Claim becomes an Allowed Claim. The holders of Claims in this Class are not impaired and thus are not entitled to vote on the Plan. The asserted amount of Claims in this Class total approximately $11,015,000.
3. Class 3 — Late Filed Unsecured Claims (Unimpaired)
As of the date of the filing of the Plan and the Disclosure Statement, there were no Late Filed Unsecured Claims. The Committee is not aware of any claims that have not been scheduled or filed. As a result, in the event a Late Filed Unsecured Claim is filed, the Committee would evaluate and seek to resolve such Claim in an expeditious fashion. If such Claim could not be resolved in a timely manner, the Committee would ask the Bankruptcy Court to estimate the amount of such Claim in order to avoid any delays in the Confirmation process. If a Late Filed Unsecured Claim is filed and Allowed in a large amount, the Committee will reassess the feasibility of the Plan.
4. Class 4 — Interests (Impaired)
Each holder of an Allowed Interest in Class 4 shall receive a Ballot to vote for or against the Plan, and shall be entitled to select one of two options on that Ballot. The options available on the Ballot shall provide for one of the following treatments on, or as soon as practicable after, the Effective Date:
Option 1: receipt of a proportionate beneficial interest in the Liquidating Trust or Disbursement Escrow in exchange for such holder’s Allowed Interests, or
Option 2: receipt of a proportionate interest in the Reorganized Debtor in exchange for such holder’s Allowed Interests.
Holders of Allowed Interests may select only one of the above treatments on their Ballot. If the Plan is approved, the holder of an Allowed Interest who does not select one
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of the above treatments on its Ballot or fails to return its Ballot shall be deemed to have selected Option 1. A holder of an Allowed Interest must select either Option 1 or Option 2 for all of its Allowed Interest, and cannot allocate a portion of such holder’s Allowed Interest to one option and the remaining portion to the other option. Under Option 1, holders of Allowed Interests shall receive 20% of their proportionate share of the Litigation Recoveries if the Reorganization Alternative occurs, or 100% of their proportionate share of the Litigation Recoveries if the Liquidation Alternative Occurs.
In order to effectively select Option 2, the holder of an Allowed Interest must (a) mark and return the Ballot selecting Option 2 and (b) must retain ownership of the holders’ Allowed Interest until the Effective Date. In order to establish compliance with (b) above, any holder of an Allowed Interest that is held in “street name” and not in a physical stock certificate, will be required to provide proof of their ownership of Allowed Interests as of the Record Date when submitting their Ballot selecting Option 2. Such proof may be in the form of a statement from such holder’s broker. A holder who fails to provide such proof or transfers his or her Allowed Interest after the Record Date will forfeit his or her right to receive interests in the Reorganized Debtor, and shall be deemed to have selected Option 1 for all of its Allowed Interest. The holder of an Allowed Interest not held in “street name” need not submit such proof.
If the holders of at least 20% of all of the Debtor’s shares select Option 2, the Reorganization Alternative shall occur, provided such holders do not subsequently transfer their shares prior to the Effective Date (as discussed below). This threshold is set at 20% in order to make the Plan feasible. The Committee members, including the Committee’s ex oficio member, hold approximately 8% of the Debtor’s shares among them.
The Debtor’s financial projections show post-Effective Date operating losses of approximately $125,000 before the Reorganized Debtor’s operations show an operating profit. Based on the liquidation analysis attached as Exhibit 2 to the Disclosure Statement, the Reorganized Debtor’s resources on the Effective Date will be insufficient to fund
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operations and the Plan might not be feasible if the holders of less than 20% of all of the Debtor’s shares select Option 2.
If the Reorganization Alternative does not occur, the Liquidation Alternative shall occur. In addition, if transfers of shares subsequent to the Record Date result in the holders of less 20% of all of the Debtor’s shares remaining eligible to receive an interest in the Reorganization Alternative, than the Liquidation Alternative shall automatically occur.
5. Class 5 — De Minimus Holders
The De Minimus holders shall be deemed to have selected Option 1, and, depending on whether the Plan results in the Liquidation Alternative or the Reorganization Alternative, shall receive beneficial interests in the Liquidating Trust or in the Disbursement Escrow, in exchange for and in proportion to their Allowed Interest. In addition, the De Minimus Holders shall receive 100% of their proportionate share of the Litigation Recoveries.
D. Means for Implementation of the Plan
On, or shortly after, the Effective Date, if the Plan results in the Liquidation Alternative, a Liquidating Trust will be established as an express trust and a separate legal entity governed by the terms of the Liquidating Trust Agreement. Alternatively, if the Plan results in the Reorganization Alternative, a Disbursement Escrow will be established as a separate legal entity governed by the terms of the Disbursement Escrow Agreement. The assets to be transferred to the Liquidating Trust or the Disbursement Escrow will differ depending on whether the Plan results in the Liquidation Alternative or the Reorganization Alternative.
E. Retention of the Affirmative Claims and Avoidance Actions
On the Effective Date, the Reorganized Debtor or the Liquidating Trustee shall be vested with the right to pursue the Avoidance Actions, the Affirmative Claims, and any other action that the Debtor may assert against a third party as of the Effective Date. The Reorganized Debtor or the Liquidating Trustee may pursue, settle or release all such actions in accordance with its business judgment, and may do so by affirmative action,
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claim objection, or counterclaim, in its sole discretion. The Affirmative Claims as to which the Committee presently has sufficient information to provide a detailed description are described below, but the Reorganized Debtor or the Liquidating Trustee shall have the right to investigate and assert any and all potential Affirmative Claims whether or not now known to the Committee or the Company and whether or not they are described herein.
The Affirmative Claims include, without limitation, claims against Eli Porat (the “Porat Claims”) for civil damages allegedly arising out of, in connection with, or related to, Mr. Porat’s duty in his capacity as a director and/or officer of Tvia, Inc. (the “Company”). The Porat Claims have been set forth in a demand letter sent to Mr. Porat on August 5, 2009. To the extent the Porat Claims give rise to a potential right to indemnity from the Company or the Estate, it is anticipated that such rights shall be provided for by the Debtor’s existing insurance policies. For the 2008 through 2009 claim period there is $5 million available under the Debtor’s primary policy and another $5 million available under a secondary policy. Separately, there is approximately $5.4 million in combined coverage available for the 2006 through 2007 claim period.
The Debtor and the Committee have each informed both the primary and secondary insurers about the demand made on Mr. Porat. The insurers have covered costs of defense for former Tvia officers (including Mr. Porat) in the past, and the Committee anticipates that insurance coverage will be provided for Mr. Porat here.
As of the of the filing of the Disclosure Statement, the Debtor’s insurance companies had yet to agree to provide for Mr. Porat’s costs of defense. In the unlikely event that there is no insurance available to cover Mr. Porat’s costs of defense, there is a possibility the Debtor may be obligated to indemnify Mr. Porat, which could include paying his costs of defense.
Other Affirmative Claims include without limitation: (1) potential claims against MediaTek USA Inc. and/or MediaTek Inc. China in connection with a transaction entered into with the Company in 2007 involving a license agreement and an asset transfer agreement, and which resulted in a transfer of assets to MediaTek USA Inc. and/or
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MediaTek Inc. China at a time when the Company may have been insolvent and the transfers were made for less than reasonably equivalent value, and in addition for breaches of non-solicitation and confidentiality agreements between MediaTek USA Inc. and/or MediaTek Inc. China and the Company (collectively, the “MediaTek Claims”); and (2) potential claims against BDO Seidman, LLP and/or PriceWaterhouseCoopers LLP, each formerly the Company’s independent registered public accounting firm, in connection with each such firm’s negligent failure to detect accounting improprieties occurring at the Company (collectively, the “Accounting Claims”). The Committee is still investigating all of these claims, as well as whether other claims may exist against other professionals, accountants or other who rendered services to the Debtor prior to the Petition Date, and the Committee reserves the right to pursue such claims following such investigation. At the conclusion of the Committee’s investigation it will be determined which claims, if any, to pursue.
F. Liquidation Alternative
Under the Liquidation Alternative, all Allowed Claims will be paid in full with interest at the Legal Rate as described in the Plan, and the Claim Reserve Account and Plan Fund Shall be established. Specifically, the following will occur under the Plan:
1. Transfer of Assets to Liquidating Trust
The Assets will be transferred to the Liquidating Trust as soon as practicable after the establishment of the Liquidating Trust. If any term of the Liquidating Trust Agreement is inconsistent with the Plan or the Confirmation Order, the terms of the Plan and the Confirmation Order shall control the contrary terms of the Liquidating Trust Agreement. The Liquidating Trustee shall administer the assets of the Liquidating Trust in accordance with the Liquidating Trust Agreement.
2. Liquidating Trustee’s Authority
The Liquidating Trustee’s authority to perform any and all acts reasonably necessary to accomplish the purposes of the Plan includes the express right and authority to do the following, subject to any limitation in the Plan or the Confirmation Order:
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(a) receive, control, manage, supervise, protect and dispose of all the Assets for the benefit of the holders of Claims and Allowed Interests; (b) reconcile and satisfy Claims in accordance with the Plan and the Confirmation Order; (c) withdraw, make Distributions and pay taxes and other obligations owed by the Debtor in accordance with the Plan and the Confirmation Order, (d) engage employees and professional Persons to assist the Liquidating Trustee with respect to the responsibilities described in the Plan and the Liquidating Trust Agreement; (e) prosecute causes of action on behalf of the Liquidating Trust, including the Avoidance Actions and Affirmative Claims; (f) file objections to Claims and any other pleading in connection with any matter arising in the Bankruptcy Case; (g) file tax returns; (h) transfer fee simple title to any property of the Liquidating Trust; (i) effect all actions and execute all agreements, instruments and other documents necessary to implement the Plan; and (j) undertake any other action in the best interests of the holders of Claims (unless all Claims have been resolved prior to the Effective Date) and Allowed Interests.
The holders of Claims (unless all Claims have been resolved prior to the Effective Date) and the Allowed Interests will be the beneficiaries of the Liquidating Trust. The Liquidating Trustee shall serve as the sole trustee of the Liquidating Trust. After the Liquidating Trust has been completely administered and all distributions have been made as provided in the Plan and the Liquidating Trust Agreement, and all other conditions to termination of the Liquidating Trust under the Liquidating Trust Agreement have been satisfied, the Liquidating Trust shall be terminated prior to the entry of the final decree and order closing the Case.
The Liquidating Trustee will be authorized to dissolve the Debtor as soon as practical after (a) the establishment of the Liquidating Trust, and (b) the disposal or distribution of the remaining assets of the Estate. Such a dissolution may be accomplished through the filing of a Form 15 (which does not require SEC consent) or in any other lawful manner.
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Objections to Claims may be litigated to judgment or withdrawn, and may be settled with the approval of the Bankruptcy Court, except to the extent such approval is not necessary as provided in this section. After the Effective Date, and subject to the terms of the Plan, the Liquidating Trustee may settle any Disputed Claim, regardless of the amount of the Disputed Claim, where the result of the settlement or compromise is an Allowed Claim in an amount not in excess of $25,000, without providing any notice or obtaining an order from the Bankruptcy Court. Proposed settlements of Disputed Claims where the result of the settlement or compromise is an Allowed Claim in an amount in excess of $25,000 shall be subject to the approval of the Bankruptcy Court after notice and an opportunity for a hearing. Notice of such a hearing shall be served on the Beneficiary Committee, the Office of the United States Trustee, and any party requesting notice following the Effective Date.
3. Appointment and Compensation of Liquidating Trustee and His Professionals
The Liquidating Trustee shall be the current chair of the Committee, Zhaofang Wen. The Liquidating Trustee shall be compensated on an hourly basis at a rate of $200 per hour, and reimbursed for his or her reasonable expenses.
The Liquidating Trustee’s compensation and permitted expenses shall be paid solely from the Liquidating Trust’s assets. From time to time after the Effective Date, the Liquidating Trustee may employ, engage the services of, and compensate other Persons and professionals, reasonably necessary to assist the Liquidating Trustee in performing its duties under the Liquidating Trust Agreement, and the Plan, without the necessity of further authorizations by the Court. Prior to employing any such professional the Liquidating Trustee will give notice of its intent to employ to the Beneficiary Committee, the Office of the United States Trustee and any party requesting notice after the Effective Date of the Plan. Such notice will include a description of the work to be performed, the anticipated fees and costs to be incurred and the financial terms of the proposed engagement. The Beneficiary Committee and the Office of the United States Trustee shall
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have 15 days to object in writing to the proposed engagement. To the extent that the parties cannot resolve any dispute regarding such employment, the Liquidating Trustee may move the Court to approve the engagement on 15 days’ notice to the Beneficiary Committee, the Office of the United States Trustee and any party requesting notice after the Effective Date. This same procedure will govern the request for payment of fees and expenses by any professional employed by the Liquidating Trustee.
4. Appointment of Beneficiary Committee
Upon the Effective Date, the Committee will be dissolved and a Beneficiary Committee shall be appointed by operation of the Plan. The members of the Beneficiary Committee shall consist of: Shalom Ofer, Mohammad Piraegar and Gary Balzofiore. Mr. Ofer and Mr. Piraegar have served as members of the Committee during the Bankruptcy Case, and Mr. Blazofiore has served as an ex oficio member. Collectively they shall perform the functions set forth in the Liquidating Trust Agreement, and shall continue to serve until the corpus of the Liquidating Trust has been distributed and the Court has entered its order for final decree, unless such members resign or are replaced pursuant to the terms of the Liquidating Trust Agreement or the Plan. The Beneficiary Committee’s members shall not be compensated for their services in connection with the Beneficiary Committee.
5. Reserve Accounts
On the Effective Date, and after the Debtor transfers the Assets to the Liquidating Trust, the Liquidating Trustee shall establish two or more interest-bearing accounts, one of which shall be identified as the “Plan Fund” and the other of which shall be identified as the “Claim Reserve Account.” The Liquidating Trustee need not establish the Claim Reserve Account if all Claims have, prior to the Effective Date, been paid or disallowed pursuant to an order which has not been stayed. The Liquidating Trustee may establish such other accounts as are consistent with the Liquidating Trust Agreement and reasonably necessary to the operation of the Liquidating Trust and implementation of the Plan.
DISCLOSURE STATEMENT

The Liquidating Trustee shall reserve from the property of the Liquidating Trust and maintain in the Claim Reserve Account, after consultation with the Beneficiary Committee, sufficient Cash to pay all Claims, including Disputed Claims, Claims arising from the rejection of executory contracts and unexpired leases, Late Filed Unsecured Claims and Administrative Expense Claims, including interest at the Legal Rate as required under the Plan. The Liquidating Trustee shall consult with the Chapter 11 Trustee in order to determine the appropriate amount to reserve in the Claim Reserve Account. At the time of the Confirmation Hearing, the Bankruptcy Court may resolve any dispute between the Chapter 11 Trustee and the Liquidating Trustee regarding the appropriate amount to reserve in the Claim Reserve Account.
The Liquidating Trustee shall reserve from the property of the Liquidating Trust and maintain in the Plan Fund, after consultation with the Beneficiary Committee, sufficient Cash to pay the reasonably anticipated expenses of the Liquidating Trust, in accordance with the Liquidating Trust Agreement, the implementation of the provisions of the Plan, and the entry of the final decree and order closing the Case. The Liquidating Trustee, from time to time, shall adjust the amount in the Claim Reserve Account and Plan Fund, upon notice to the Beneficiary Committee and the United States Trustee, to maintain an adequate reserve for such expenses. The United States Trustee shall have standing and may be heard on any issue relating to the establishment of, or disbursement of funds from, the Claim Reserve Account and the Plan Fund.
6. Distributions to Allowed Interest Holders
On the Effective Date, the Debtor shall close its stock transfer books. After that time, the Debtor shall not recognize any further transfer of shares of Debtor’s outstanding common stock. On the Effective Date, each share of the Debtor’s common stock issued and outstanding immediately prior to the Effective Date shall automatically be cancelled and converted into the right to receive an equivalent percentage of shares in the Liquidating Trust.
DISCLOSURE STATEMENT

Each holder of an Allowed Interest shall receive its pro rata share of all Cash remaining after payment in full (including interest as provided in the Plan) of all Allowed Administrative Claims, Allowed Tax Claims, Allowed Priority Claims, Allowed Unsecured Claims, Late Filed Unsecured Claims (if any), the establishment of the reserve for Disputed Claims and the Plan Fund. Distribution of such amounts shall be made in accordance with the Plan or entry of an order of the Bankruptcy Court. In addition, as the Liquidating Trustee liquidates others Assets, additional distributions may be made to the holders of Allowed Interests. There may be several distributions over a period of months or years, and the initial distribution to the holders of Allowed Interests may not take place for several months following the Effective Date, depending on the resolution of Claims (which must be paid first).
G. Reorganization Alternative
Under the Reorganization Alternative, all Allowed Claims shall be paid in full with interest at the Legal Rate as provided in the Plan, and the Claim Reserve Account and Plan Fund shall be established. Specifically, the following shall occur:
1. Issuance of New Shares
On the Effective Date, the Debtor shall close its stock transfer books. After that time, the Debtor shall not recognize any further transfer of shares of Debtor’s outstanding common stock. On the Effective Date, each share of the Debtor’s common stock issued and outstanding immediately prior to the Effective Date shall automatically be cancelled and converted into the right to receive (a) an equivalent number of shares in the Disbursement Escrow, or (b) if the holder of an Allowed Interest has effectively selected Option 2, New Certificates representing an equivalent number of shares in the Reorganized Debtor.
On the Effective Date, each holder of a certificate formerly representing any shares of the Debtor’s common stock shall no longer have any rights with respect to such shares, except for the right to receive equivalent shares in the Disbursement Escrow or the Reorganized Debtor as appropriate.
DISCLOSURE STATEMENT

The Disbursement Agent shall act as the payment agent for the Disbursement Escrow. It is contemplated that the Disbursement Agent shall be the American Stock Transfer and Trust Company, and their fees will be in the range of $25,000 to $30,000. Those fees shall be paid from the assets of the Disbursement Escrow. The Disbursement Agent and the Disbursement Escrow shall be governed by the Disbursement Agreement.
Promptly after the Effective Date, the Disbursement Agent shall mail to each holder of Allowed Interests as of the Record Date a Letter of Transmittal and instructions advising such holders how to exchange their shares for either (a) shares in the Disbursement Escrow, or (b) shares in the Reorganized Debtor. An exchange of shares will not require a shareholder to be in possession of an actual stock certificate. Instead, shareholders may provide a broker’s statement or other reasonable evidence to verify their entitlement to receive shares in the Reorganized Debtor. Shareholders who select the Reorganization Alternative but do not respond to the Letter of Transmittal will be deemed to have selected Option 1.
The Reorganized Debtor shall amend its charter to prohibit the issuance of nonvoting equity securities.
2. Funding of Disbursement Escrow
After (a) Allowed Claims are paid, (b) the Claim Reserve Account and the Plan Fund are funded, and (c) Cash in the amount of $390,000 is set aside for the Reorganized Debtor on account of certain liabilities related to Tvia China (including severance claims of employees of Tvia China in the event such severance claims are appropriate and legitimate), the Debtor’s remaining Cash will be proportionally split between the Disbursement Escrow and the Reorganized Debtor in proportion to the number of shares selecting each option under the Plan. The amounts going to the Disbursement Escrow and the Reorganized Debtor will vary depending on the number of shares selecting to be paid from the Disbursement Escrow, the ultimate resolution of the Claims, and the Litigation Recoveries. It may be the case that the Disbursement Escrow is initially funded in a certain amount on the Effective Date, and then subsequently funded again as Claims are
DISCLOSURE STATEMENT

resolved or Litigation Recoveries are obtained. The fees and expenses related to the resolution of Claims shall be paid by the Estate prior to the Effective Date, and shall be paid from the Plan Fund after the Effective Date, provided that the allowance of those fees and expenses shall be subject to the Bankruptcy Court’s approval following an application made on notice to the Disbursement Agent, the Office of the United States Trustee and the Post-Effective Date Notice List. The Plan Fund shall be funded with an additional amount solely to cover the post-Effective Date fees and expenses of resolving Disputed Claims. It is anticipated that this additional amount to be reserved will be $100,000, and this amount shall be adjusted with input from the Chapter 11 Trustee at the time of the Effective Date depending on the number and amount of Disputed Claims that remain unresolved.
The Litigation Recoveries shall be distributed as follows: (a) the De Minimus Holders shall receive 100% of their proportionate share of the Litigation Recoveries, (b) the Non De Minimus Cash Out Holders shall receive 20% of their proportionate share of the Litigation Recoveries, and (c) the Reorganized Debtor shall receive the rest of the Litigation Recoveries.
If any term of the Disbursement Escrow Agreement is inconsistent with the Plan or the Confirmation Order, the terms of the Plan and the Confirmation Order shall control the contrary terms of the Disbursement Escrow Agreement. The Disbursement Agent shall administer the assets of the Disbursement Escrow in accordance with the Disbursement Escrow Agreement.
3. Distributions from Disbursement Escrow
The Disbursement Agent shall make the payments under the Disbursement Escrow Agreement to each holder of a Cash-Out Interest in accordance with the amount the holder is entitled to under the Plan; provided, however, that no distribution shall be made to a holder of a Cash-Out Interest, or to any Interest holder, until the Claim Reserve Account has been fully funded as provided in the Plan. In order to receive a payment from the Disbursement Escrow the holder of a Cash-Out Interest will be required to deliver to the Disbursement Agent: (a) a signed letter of Transmittal or other evidence of ownership
DISCLOSURE STATEMENT

reasonable acceptable to the Disbursement Agent, and (b) any other items specified by the Letter of Transmittal. It is anticipated that the Disbursement Agent shall have no significant role other than processing such payments, and as such no professionals will be retained by the Disbursement Agent.
4. Funding of Plan and Reorganization of Debtor
The Plan shall be funded by the Cash remaining on hand in the Estate following the Effective Date and the establishment of the appropriate Plan Fund and Claim Reserve Account. Additional Plan funding shall be obtained from proceeds of any post-Effective Date sales, disposition or use of the other assets of the Reorganized Debtor, including the Litigation Recoveries allocated to the Reorganized Debtor, and any funds generated from the Reorganized Debtor’s business, including the management and operation of Tvia China.
Except as otherwise provided for in the Plan or the Confirmation Order, on the Effective Date, without any further action, the Reorganized Debtor shall be vested with all of the Property of the Estate, free and clear of all Claims, Liens and Interests, and shall have all of the powers of a corporation under applicable law.
Except as otherwise provided for in the Plan, as of the Effective Date, the Reorganized Debtor may operate its business and use, acquire and dispose of property and settle and compromise the Affirmative Claims and Avoidance Actions without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.
5. Deregistration of the Reorganized Debtor
On or after the Effective Date, the Reorganized Debtor shall take action to terminate its status as a reporting company under the ‘34 Act.
If the Reorganized Debtor successfully cashes out sufficient shareholders so that it has fewer than 300 shareholders of record, it would file for voluntary termination or suspension of its reporting obligations. The company has reporting obligations under Section 12(g) and Section 15(d) of the ‘34 Act. In order to terminate its obligations under
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Section 12(g), the Reorganized Debtor must comply with Rule 12g-4 which permits a company to voluntarily terminate its registration under the ‘34 Act, by certifying to the SEC that (i) it has less than 300 shareholders of record, or (ii) it has less than 500 shareholders of record and less than $10 million in total assets on the last day of each of its last three fiscal years. In order to suspend its obligations under Section 15(d), the Reorganized Debtor must certify to the SEC at the beginning of a fiscal year that it has less than three hundred shareholders of record. The certification to the SEC that the Reorganized Debtor qualifies for termination of its obligations under Section 12(g) and suspensions of its obligations under Section 15(d) is made by filing a Form 15 with the SEC. The Reorganized Debtor would file a Form 15 under Section 12(g) promptly upon confirmation that the number of its registered stockholders is below 300. It would file a second Form 15 under Section 15(d) at the beginning of its next fiscal year commencing April 1, 2010. The Form 15 becomes effective 90 days after filing or such shorter period of time as the SEC may determine.
The Committee does not believe the Reorganized Debtor will have more than 300 shareholders. However, if the Reorganized Debtor has more than 300 shareholders, it shall request that the SEC issue an order suspending or revoking its registration. Section 12(j) of the ‘34 Act authorizes the SEC to issue an order suspending (for up to 12 months) or revoking the registration of a company’s securities if the SEC finds that the company has failed to comply with any provision of the ‘34 Act or the related rules and regulations. Under this scenario the Reorganized Debtor would request the SEC’s Corporate Finance department to bring an action under Section 12(j) to revoke its registration under the ‘34 Act and would consent to the entry of an order against it. Once completed, the entry of the order would terminate the Reorganized Debtor’s reporting obligations under the ‘34 Act. It would also prohibit brokers or dealers from using any means of interstate commerce to trade in the Reorganized Debtor’s securities. It is within the SEC’s discretion to issue the order and such issuance is not automatic or guaranteed. In the Debtor’s case, it is hoped that the SEC will readily issue the order given the Debtor has failed to file regular periodic
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reports required under the ‘34 Act since February of 2007 and does not possess sufficient accounting records to enable it to prepare the financial statements required in those reports. Revocation is not the desired option for the Reorganized Debtor; however, because Section 12(g) of the ‘34 Act requires a company to register to file periodic reports if it has more than 500 shareholders of record and more than $10 million in assets. Consequently, even after revocation, if the Reorganized Debtor had 500 shareholders and acquired or developed assets in excess of $10 million, it would be required to re-register under the ‘34 Act and recommence reporting obligations.
The anticipated costs of deregistration or suspension under either of these options is not expected to exceed $30,000. Depending on the method of deregistration and the cooperation of the SEC, this amount may be as low as $10,000 and could be completed within 30 days. Under either scenario, the bulk of these fees will be comprised of attorney fees for corporate counsel.
6. Management of the Reorganized Debtor
On and after the Effective Date, the Responsible Individual shall manage the Reorganized Debtor’s business and affairs, and shall have full authority to act on behalf of the Reorganized Debtor as if the Responsible Individual was the sole officer of the Reorganized Debtor. Zhaofang Wen, the current chair of the Committee, shall serve as the Responsible Individual. In addition, on the Effective Date, the following individuals shall be appointed to the Reorganized Debtor’s board of directors: Zhaofang Wen, Shalom Ofer and Mohammad Piraegar. A short biography of each of these members is set forth on Exhibit 3.
The Reorganized Debtor’s bylaws shall be amended to provide that the Reorganized Debtor’s board shall consist of three members. The board members of the Reorganized Debtor shall not be paid for their services following the Effective Date, unless the Reorganized Debtor’s shareholders vote to the contrary following deregistration of the Reorganized Debtor. In addition to general benefits available to company employees, the Responsible Individual shall be paid a base salary of $15,000 per month, plus a corporate
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housing allowance of no more than $2,000 per month, and reimbursement of other customary expenses not exceeding $500 per month. Such customary expenses do not include reimbursements of expenses due to business events and travel.
As soon as practicable after the Reorganized Debtor’s deregistration under the Securities and Exchange Act of 1934, a vote of the shareholders of the Reorganized Debtor shall take place in order to elect the New Board. Once in power, the New Board shall be empowered to take any action that a board of directors may take under applicable law, including the selection of management of the Reorganized Debtor.
7. Reorganized Debtor’s Responsibilities Under the Plan
The Reorganized Debtor shall administer the Plan subject to the foregoing duties and powers, which shall include the following:
a)	To prosecute, compromise or settle objections to Claims and/or Interests (disputed or otherwise);
b)	To make decisions regarding the retention or engagement of professionals and to pay, without court order, all reasonable fees and expenses incurred after the Effective Date;
c)	To make or direct distributions to holders of Allowed Claims and to otherwise implement and administer the Claim Reserve Account as provided in the Plan;
d)	To pursue, litigate or settle the Avoidance Actions and Affirmative Claims;
e)	To file with the Bankruptcy Court the reports and other documents and to pay any and all fees required by the Plan or otherwise required to close the Bankruptcy Case, including the preparation and filing of a motion for a final decree, and the obligation to file post-Confirmation quarterly reports in the format prescribed by the United States Trustee;
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f)	To set off amounts owed to the Debtor against any and all amounts otherwise due to be distributed to the holder of an Allowed Claim under the Plan; and
g)	To take all other actions not inconsistent with the provisions of the Plan deemed necessary or desirable in connection with administering the Plan.
The Disbursement Agent shall not be responsible for the matters in paragraph VII.G.7 above. All proposed settlements of Disputed Claims where the amount to be settled or compromised exceeds $25,000 shall be subject to the approval of the Bankruptcy Court after notice and an opportunity for a hearing. Notice of such a hearing shall be served on the Disbursement Agent, the Office of the United States Trustee, and any party requesting notice following the Effective Date.
8. Business Plan and Risks
The discussion below focuses on the main aspects of the Reorganized Debtor’s business plan. The summary should be read in connection with the financial projections attached as Exhibit 1 to the Disclosure Statement. Key to the Reorganized Debtor’s success is its ability to revitalize sales, work though its inventory, bring to market new products that are currently in development, and reduce and control operational expenses. Each of those matters is discussed in further detail below. In addition, certain risk factors facing the Reorganized Debtor are highlighted below and should be reviewed carefully.
The Debtor’s former CEO (Eli Porat) and former Director of IT and Engineering (Shai Silberman) both believe that the Plan is not realistic and will not succeed. The Committee disagrees.
Because the Debtor’s competitors, customers and suppliers are aware of the Bankruptcy Case and may also be reviewing this Disclosure Statement, certain information has been intentionally omitted from the Disclosure Statement so as not to provide a business advantage to any third parties in its dealings with the Reorganized Debtor. The omitted information includes revenue breakdown by product, pricing data on specific
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chips, shipment volume by customer and details regarding the value of such shipments. This type of information was not disclosed in the Debtor’s prior financial reports and the Debtor intends to keep such information confidential in order to protect the Reorganized Debtor’s business.
a. Employees
As of the Petition Date, the Debtor had 5 full time employees in the United States, and Tvia China had 42 full-time employees located in China. Of those 42 employees, 14 were engineers.
As of October 2009, the Debtor had 3 part-time employees in the United States, consisting of the Chapter 11 Trustee, Pam Ding and Yuanshan Zou, while Tvia China has 42 full-time employees, including 14 engineers.
The total labor costs for both the Debtor and Tvia China are estimated to be below $80,000 per month following the Effective Date. The engineers in Tvia China are part of the Reorganized Debtor’s business plan and it is anticipated that the Reorganized Debtor will be able to retain a majority, if not all, of the engineers. The Reorganized Debtor will not be in the business of making new chips following the Effective Date, and will instead be focused on circuit board level system applications. The engineers at Tvia China have the skills required for such work.
b. Sales
The Reorganized Debtor and Tvia China will work together to retain non-China customers, especially those who made big end-of-life purchases in May and April 2009. Tvia China currently has only two full time salesmen in Shenzhen, covering only the China market. The Debtor’s existing Chinese customers are mostly located around the Shenzhen area (Southern China). There are several other areas in China where the technology industry has been booming, including the Shanghai area (Eastern China) and the Beijing area (Northern China). Given the Debtor’s current resources, the Reorganized Debtor will enhance existing partnerships and build new distribution partnerships to cover those other areas and more product lines from the Reorganized Debtor. Recently, Tvia
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China has started active discussions with a large Chinese distributor to help sell the Debtor’s chips in all major areas in China. The Reorganized Debtor would continue those discussions in order to expand its business.
c. Inventory
Tvia China in Shenzhen will develop more circuit board level solutions in order to speed up the adoptions of the 5725 chips, and to gain more customers. This will not only help the direct sales of the 5725 chips out of the huge inventory currently on hand, but will also make the chip more attractive to wholesale distributors. The 5600 chips, also with large inventory, have been selling extremely slowly. The Reorganized Debtor may seek out a wholesale buyer for the stock. It is not believed that sales of any of the other chips will be significant during the year following the Effective Date and possibly beyond.
d. New Products
Tvia China will continue the development of three new lines of products: SDI converters for the high-end broadcasting market, an HD player for the consumer market, and a multi-display card. If successful, these products will generate sales in early 2010 along the lines of the projections shown on the financial projections attached to this Disclosure Statement as Exhibit 1.
e. Operations and Expenses
The Reorganized Debtor anticipates operational expenses will be reduced through cost cutting measures. The financial savings are shown on the projections attached as Exhibit 1 to this Disclosure Statement. Specifically, the Reorganized Debtor will shift the focus of the Tvia China operations from the “back-end” (semiconductor chip design) to the “front-end” (circuit board level solutions and products for video signal processing applications). This will facilitate greater efficiency. The Responsible Individual for the Reorganized Debtor will operate the entire company (including revitalization of Tvia China) and seek strategic partners for a merger or acquisition or a capital injection (if suitable). It is anticipated that a single full time employee will be retained to work on the routine matters in accounting, IT, office administration, and the processing and
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coordination of sales orders. Task-based consultants will be retained from time to time to help with special needs in corporate, legal and accounting. Overall the overhead for the entire business is anticipated to be reduced over time as shown on the attached financial projections.
f. Certain Risk Factors
In addition to the many risk factors stated in the company’s previous 10-K filings with the SEC for the years 2000 — 2006, there are several major risk factors that are specifically associated with the company’s current conditions. Adversary developments in any or all the following areas can potentially hinder or scuttle the Reorganized Debtor’s survival and the values of its assets.
Much of the Reorganized Debtor’s future depends on the success of the new products being developed now in Tvia China. There are risks that these products may fail at the engineering stage, fail to gain user adoption, or fail to compete in the market place.
Revenue from three big customers for the non-China markets has been the dominating majority of the Debtor’s total revenue for the last two years. This revenue stream has been completely interrupted due to the Debtor’s large end-of-life sales to these three customers following the Petition Date. The products purchased in those large sales should last those customers between 12-24 months. These customers (two being distributors), if they return to the Reorganized Debtor at all, will only do so after they consume the chips from these purchases. There is a risk that they may never return to the Reorganized Debtor. In fact, some of their customers, indirect customers of Tvia, have modified their products to use in-house chips or chips from Tvia’s competitors, meaning some of that business is likely lost for the foreseeable future.
The Debtor has a 3-year old large inventory of the 5725 chips. This inventory is being sold at a speed that may take many years to complete; and so far, the sales proceeds from the 5725 chips have not been able to offset the Tvia China operating expenses.
The Reorganized Debtor’s future revenue streams will rely on the success of new products, the return of the non-China customers, and the sales of existing inventory. The
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first two are by no means certain; and the third requires continuing efforts in engineering as well as sales and marketing.
The semiconductor chip industry is characterized by intense competition with rapid introductions of innovative and more powerful chips. The Debtor’s chips are all at least four years old. With the loss of its chip design capabilities in late 2007, the Debtor does not currently have the ability to improve its chips or produce new chips. There is a risk that the Reorganized Debtor’s chips, including those in its large inventory, may lose their appeal in the market.
The Reorganized Debtor intends to further investigate the Affirmative Claims. This will require time and resources on the Reorganized Debtor’s part, and there is no guarantee that it will lead to significant findings or result in the filing of any actions that benefit the Reorganized Debtor. With respect to the Porat Claim, a $10 million demand has been made on Mr. Porat. The demand is not limited to $10 million, and the ultimate claims asserted against Mr. Porat may be higher. A complaint has yet to be filed and no discovery has been taken. In addition, the Committee’s investigation is not complete. Based on the information reviewed to date, the estimated gross liability is anticipated to be in a range of $10 to $12 million. The actual recovery on this amount will not be this gross amount, but will depend on (a) the availability of insurance coverage, (b) Mr. Porat’s personal financial condition, (c) whether the matter is settled or tried to a judgment, (d) whether contingent fee counsel are retained prior to a settlement, and (e) the ultimate success of the parties on the merits. Because of the uncertainty inherent in all litigation, those factors could reduce the actual net recovery to a few million dollars or even zero.
9. Proof of Claim Filed by Eli Porat
Mr. Porat filed a proof of claim in the amount of $10 million on August 24, 2009. The claim is based on the alleged indemnification rights of Mr. Porat. The Committee has filed an objection to Mr. Porat’s claim. The objection seeks to have the claim disallowed in its entirety and, in the alternative, requests that the Bankruptcy Court estimate Mr. Porat’s claim at zero. Even if Mr. Porat’s claim is not disallowed, the Committee believes
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Mr. Porat is at best entitled to the costs of his defense, and $1.5 million is a generous estimate for the defense of the civil action that may be brought against Mr. Porat. In the event that Mr. Porat is entitled to his costs of defense, the Debtor’s existing insurance policies, with over $5 million in available coverage, are anticipated to be more than sufficient to cover such costs, although there is no guarantee that such coverage will be available and the Bankruptcy Court has not determined that the secondary policy and its proceeds are property of the estate.
Mr. Porat has filed objections to the Disclosure Statement which reflect that he reserves the right to file an objection to the Plan. Mr. Porat has taken the following positions in his objections: (a) the Plan is not feasible since Mr. Porat’s indemnification claim is not capable of being estimated at this time and should be estimated at an amount that cannot be reserved for under the Plan; (b) Mr. Porat may have additional claims that will arise in the future in connection with the SEC’s investigation, and the Plan fails to provide an appropriate mechanism for dealing with such claims; (c) Mr. Porat’s indemnity claim cannot be estimated at this time, since he is entitled to more detail about the background of the claim(s), including, amongst other matters, he is entitled to discovery, and any estimation cannot proceed at this time nor, in his judgment, on or before the intended date of the confirmation hearing; (d) that it is unclear whether Delaware law or California law is the appropriate law for determination of disputes regarding certain of Mr. Porat’s claims. The Committee has requested that a hearing be set on Mr. Porat’s indemnity claim at the same time as the confirmation hearing, namely, on December 11, 2009. Mr. Porat has reserved all of his rights and arguments in connection with that hearing, as has the Committee and all other parties in interest. There are no assurances that the Plan can be confirmed on that date in light of the anticipated objections of Mr. Porat. Mr. Porat, the Committee, and the Chapter 11 Trustee are discussing the possibility of a mediation in early December 2009 to attempt to resolve these issues.
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H. Certain Federal Income Tax Considerations
1. Introduction
THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO HOLDERS OF AN ALLOWED INTEREST IN CLASS 4 WHO RECEIVE INTERESTS IN THE LIQUIDATING TRUST, THE DISBURSEMENT ESCROW, OR THE REORGANIZED DEBTOR PURSUANT TO THE PLAN. NO RULINGS OR OPINIONS HAVE BEEN REQUESTED FROM THE IRS OR TAX COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST (INCLUDING EACH HOLDER OF AN ALLOWED INTEREST IN CLASS 4) IS URGED TO CONSULT SUCH HOLDER’S OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THAT HOLDER UNDER THE PLAN.
THE TAX CONSEQUENCES OF THE PLAN TO HOLDERS OF AN ALLOWED INTEREST IN CLASS 4 MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND DOES NOT COVER ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE HOLDERS OF AN ALLOWED INTEREST IN CLASS 4, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAXPAYERS (SUCH AS LIFE INSURANCE COMPANIES, S CORPORATIONS, FINANCIAL INSTITUTIONS, GOVERNMENTAL ENTITIES, INDIVIDUAL RETIREMENT ACCOUNTS, PENSION TRUSTS AND OTHER TAX EXEMPT ORGANIZATIONS, PERSONS WHO ACQUIRED AN ALLOWED CLAIM IN CONNECTION WITH THE PERFORMANCE OF SERVICES, AND FOREIGN TAXPAYERS). NO ASPECT OF FOREIGN, STATE, LOCAL, OR ESTATE AND GIFT TAXATION IS ADDRESSED. THEREFORE, THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX
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PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF AN ALLOWED INTEREST IN CLASS 4.
THIS SUMMARY IS BASED ON THE INTERNAL REVENUE CODE, TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE IRS AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF MAY HAVE RETROACTIVE EFFECT AND COULD THEREFORE SIGNIFICANTLY AFFECT THE CONSEQUENCES DESCRIBED BELOW.
2. Certain Tax Consequences Relating to Liquidation Alternative
The Committee believes that, in the Liquidation Alternative, the transfer of Assets to the Liquidating Trust will be treated for U.S. federal income tax purposes as (i) a liquidating distribution of the Assets by the Debtor to the Holders of an Allowed Interest in Class 4 who receive interests in the Liquidating Trust, and (ii) the transfer of such Assets by such Holders to the Liquidating Trust in exchange for beneficial interests in the Liquidating Trust.
As a result, at the time of the transfer of Assets each Holder of an Allowed Interest in Class 4 would generally recognize gain or loss in an amount equal to (a) the value of the Assets deemed transferred to such Holder and retransferred the Liquidating Trust over (b) the Holder’s adjusted basis in the Interest surrendered. Such gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if the Holder owned the surrendered Interest for more than one year prior to the date the Assets are transferred to the Liquidating Trust.
The Committee believes that the Liquidating Trust should not be treated as a separate entity for U.S. federal income tax purposes, and that each Holder of an Allowed Interest in Class 4 that has an interest in the Liquidating Trust will be required to take into account such Holder’s pro rata share of any items of income, gain, loss, deduction or expense of the Liquidating Trust (including, without limitation, gain or loss recognized by
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the Liquidating Trust on the disposition of the Assets). A distribution from the Liquidating Trust to a beneficiary generally will not result in a further taxable event.
3. Certain Tax Consequences Relating to Reorganization Alternative
The Committee believes that, in the Reorganization Alternative, Holders of an Allowed Interest in Class 4 who effectively select Option 2 and receive shares in the Reorganized Debtor should be treated for U.S. federal income tax purposes as having exchanged their shares in the Debtor for an equivalent number of shares in the Reorganized Debtor. The Committee believes that such an exchange of shares in the Debtor for shares in the Reorganized Debtor should be treated for U.S. federal income tax purposes as an exchange made in connection with a bankruptcy reorganization described in section 368(a)(1)(G) of the Internal Revenue Code. Consequently, a Holder of an Allowed Interest in Class 4 who effectively selects Option 2 should not recognize any gain or loss on such exchange, and such Holder’s tax basis in the shares of the Reorganized Debtor would be the same as such Holder’s tax basis in the shares of the Debtor held immediately prior to the exchange.
In the case of Holders of an Allowed Interest in Class 4 who effectively select Option 1 and receive payments from the Disbursement Escrow, the Committee believes that, for U.S. federal income tax purposes, the Debtor should be treated as having redeemed the shares of the Debtor owned by such Holders in exchange for such payments. Assuming that all shares of the Debtor owned by a Holder are redeemed (including for this purpose shares of the Debtor that are owned by persons related to the Holder under specified rules of attribution), the redemption of the Holder’s shares in the Debtor will be treated for U.S. federal income tax purposes as a sale of such shares, and the Holder will consequently recognize gain or loss on such sale in an amount equal to (a) the amount of the payments received by the Holder from the Disbursement Escrow over (b) the Holder’s adjusted basis in the shares of the Debtor that are surrendered. If multiple distributions from the Disbursement Escrow are received, the Committee believes that all receipts should be applied first against the Holder’s aggregate tax basis in all of such Holder’s
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shares in the Debtor. Any distributions in excess of such aggregate tax basis would then be treated as taxable gain, and would be recognized in the year the relevant distribution is received. If the aggregate amount of the distributions received by a Holder from the Disbursement Escrow is less than the Holder’s aggregate basis in such Holder’s shares in the Debtor, the Holder should recognize a loss in the year in which the final distribution is received.
I. Miscellaneous Provisions
1. Pre-Confirmation Modification
On notice to and opportunity to be heard by the United States Trustee and the Chapter 11 Trustee, the Plan may be altered, amended or modified by the Committee before the Confirmation Date as provided in section 1127 of the Bankruptcy Code.
2. Post-Confirmation Immaterial Modification
With the approval of the Bankruptcy Court and on notice to and an opportunity to be heard by the United States Trustee and the Disbursement Agent, and without notice to holders of Claims and Interests, the Reorganized Debtor or the Liquidating Trustee may, insofar as it does not materially and adversely affect the interest of holders of Claims, correct any defect, omission or inconsistency in the Plan in such manner and to such extent as may be necessary to expedite consummation of the Plan.
3. Post-Confirmation Material Modification
On notice to and an opportunity to be heard by the United States Trustee, the Chapter 11 Trustee, and parties who have requested special notice in the Bankruptcy Case, the Plan may be altered or amended after the Confirmation Date by the Reorganized Debtor in a manner which, in the opinion of the Bankruptcy Court, materially and adversely affects holders of Claims, provided that such alteration or modification is made after a hearing and otherwise meets the requirements of section 1127 of the Bankruptcy Code.
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4. Withdrawal or Revocation of the Plan
The Committee reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Committee revokes or withdraws the Plan, then the Plan shall be deemed null and void.
5. Payment of Statutory Fees
All fees payable pursuant to section 1930 of Title 28 of the United States Code with respect to periods after the Effective Date shall be paid by the Reorganized Debtor when otherwise due.
6. Successors and Assigns
The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors and/or assigns of such Person or Entities.
7. Exculpation
On the Effective Date, the Committee, and the Committee’s current and former members shall be released by the Debtor, the Estate, creditors, parties in interest and any Person or Entity for any claims, obligations, rights, causes of action and liabilities for any act or omission relating to the Bankruptcy Case or the Plan process occurring solely during the period from the Petition Date through the Effective Date, including, any act or omission occurring during the Bankruptcy Case, any act or omission occurring in connection with the Disclosure Statement, the pursuit of approval of the Disclosure Statement, the pursuit of confirmation of the Plan, or the consummation of the Plan, provided however, that such release excludes any acts of fraud, willful misconduct or gross negligence.
8. Discharge
Under the Reorganization Alternative only, except as otherwise provided for in the Plan or in the Confirmation Order, in accordance with section 1141(d) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge effective as of the Effective Date of all debts, Claims against, Liens on, and Interests in the Debtor, its assets and Property,
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which debts, Claims, Liens and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtor shall be effective as to each Claim and Interest, regardless of whether a proof of Claim or Interest was filed or whether the Claim or Interest was Allowed or whether the holder of the Claim or Interest votes to accept the Plan. On the Effective Date, as to each and every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting such Claim or Interest against the Debtor or Reorganized Debtor or their assets or properties.
If the Liquidation Alternative occurs, there will be no discharge.
9. Confirmation Injunction
On and after the Confirmation Date, except to enforce the terms and conditions of the Plan before the Bankruptcy Court or as contemplated by the Plan, all Persons or Entities who have held, hold or may hold any Claim against or Interest in the Debtor, are permanently enjoined from taking any of the following actions on account of such Claim or Interest to the extent such actions do not comply with or are inconsistent with the provisions of the Plan or the Confirmation Order: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against the Debtor or Reorganized Debtor or any of their properties, or any direct or indirect transferee of any property of the Debtor or Reorganized Debtor; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means whether directly or indirectly, against the Debtor or Reorganized Debtor, of any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor or Reorganized Debtor; and (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due to the Debtor or Reorganized Debtor.
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10. Reservation of Claims
Notwithstanding anything in the Plan to the contrary and for the avoidance of doubt, the Plan: (i) shall not act or be construed to release, discharge or enjoin the Affirmative Claims or any Avoidance Action; and (ii) shall act and be construed to permit the commencement and continued prosecution of any and all claims and actions to the fullest extent permissible under applicable law, including the Affirmative Claims and the Avoidance Actions and all other appropriate causes of action.
11. Preservation of Insurance
The Plan shall not diminish or impair the enforceability of any insurance policy, right or claim that may cover Claims against the Debtor (including, without limitation, its officers or directors) or any other person or entity. Likewise, the Plan and Confirmation Order shall not impair any insurance carrier’s rights, claims, defenses or disputes under any policy and shall not act to increase or extend any rights of the Debtor or the carriers. The insurance policies maintained by the Debtor shall be maintained as an expense of the Reorganized Debtor until the later of (a) expiration of such policies or (b) such later dates as the Reorganized Debtor may deem appropriate.
12. Cramdown.
To the extent any Impaired Class of Claims or Interests entitled to vote on the Plan votes to reject the Plan, the Committee reserves the right to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to such Class(es).
13. Governing Law
Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed by and construed and enforced in accordance with the laws of the State of California.
14. Saturday, Sunday or Legal Holiday
If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such
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act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
15. Section 1146 Exemption
Pursuant to Bankruptcy Code section 1146(a) the issuance, transfer, or exchange of notes or equity securities under the Plan or the making or delivery of any deed or other instrument of transfer under, in the furtherance of, or in connection with, the Plan, shall not be subject to any stamp tax, or other similar tax or any tax held to be a stamp tax or other similar tax by applicable law.
16. Severability
If any term or provision of the Plan is held by the Bankruptcy Court prior to or at the time of Confirmation to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. In the event of any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan may, at the Committee’s option remain in full force and effect and not be deemed affected. However, the Committee reserves the right not to proceed to Confirmation or consummation of the Plan if any such ruling occurs. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
17. Headings
The headings used in the Plan are inserted for convenience only and neither constitutes a portion of the Plan nor in any manner affects the provisions of the Plan.
DISCLOSURE STATEMENT

VIII.

ALTERNATIVES TO PLAN CONFIRMATION
If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtor under chapter 7 of the Bankruptcy Code, (ii) dismissal of the Bankruptcy Case, and (iii) an alternative plan of reorganization.
A. Conversion to Chapter 7
If no plan is confirmed, the case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a chapter 7 trustee would be elected or appointed to liquidate the Debtor’s assets for distribution in accordance with the priorities established by chapter 7 of the Bankruptcy Code.
The Committee believes that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan for a number of reasons. As discussed above, under the Plan (whether the Reorganization Alternative or the Liquidation Alternative occurs), all Allowed Claims will be paid in full shortly after the Effective Date, including interest at the Legal Rate as provided for in the Plan. In a chapter 7, there would be delay in the payment of claims, as new notices regarding the conversion to chapter 7 will be generated and a new bar date established. As a result, new claims may be filed, and the chapter 7 trustee will likely require several additional months before he or she is in a position to make any distribution. During that time interest will continue to accrue on claims as long as the Estate remains solvent.
In addition, the Committee believes that under the Plan, shareholders who wish to cash out their shares will be paid more than they otherwise would in a chapter 7 because: (i) a chapter 7 trustee would likely abandon significant inventory that could be administered by the Reorganized Debtor or the Liquidating Trustee, (ii) additional administrative expenses might be involved in the appointment and activities of a chapter 7 trustee, especially because assets are located in China, and (iii) a chapter 7 trustee might be at a disadvantage in pursuing the Affirmative Claims and may have difficulty obtaining Litigation Recoveries.
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Notwithstanding the Committee’s belief, it is possible that a chapter 7 trustee could effectively administer and liquidate the Debtor’s remaining assets, pursue the Affirmative Claims and achieve favorable results.
B. Dismissal of the Bankruptcy Case
The Committee believes that in the event the Bankruptcy Case is dismissed, the Debtor will become insolvent, creditors will not be paid in full, and shareholders will receive no distribution. The Committee believes this will happen for four primary reasons. First, claimants will seek payment from the Debtor by filing new lawsuits or continuing existing lawsuits that are currently stayed by the automatic stay in bankruptcy. Without a central forum such as the Bankruptcy Court to exercise jurisdiction over these actions, it is anticipated that the Debtor will be forced to defend various actions in different forums. The costs associated with resolving these claims in different forums (as opposed to in the Bankruptcy Court) will result in significant additional attorney fees.
Second, even if the claims of all creditors are somehow resolved, the Debtor will be unable to make a tender offer to shareholders or redeem shares, because the Debtor is not in compliance with the ‘34 Act. As discussed immediately above in Section VIII.B., the Debtor will need to, at a minimum, prepare audited financial statements for the past two years in order to regain compliance. This would be prohibitively expensive and time-consuming.
Third, the Debtor has too many shareholders to allow it to voluntarily terminate its registration under Section 12(g) of the ‘34 Act and cannot produce the financial reports necessary for it to qualify for suspension of its reporting requirements under Section 12(h) or 15(d) of the ‘34 Act. If the SEC did elect to revoke the Debtor’s registration under Section 12(j) of the Act, that revocation would also terminate the trading market for the Debtor’s shares. In contrast, the Plan provides a mechanism for reducing the number of shareholders in a manner consistent with the Bankruptcy Code and the requirements of the ‘34 Act, such that the company can deregister in a lawful and equitable manner.
DISCLOSURE STATEMENT

Fourth, a chapter 11 trustee has been appointed in the Bankruptcy Case. The chapter 11 trustee has replaced the Debtor’s board of director’s and the company has no officers. If the Bankruptcy Case is dismissed, the chapter 11 trustee will no longer function as the company’s sole officer and board of directors. A power vacuum will exist, and because the company is not in compliance with the ‘34 Act and has no board members, the company will be unable to hold a shareholder vote to elect new management. The uncertainty and confusion of this situation will only hurt creditors and shareholders alike.
C. Alternative Plan
If the Plan is not confirmed, the Bankruptcy Court could confirm a different plan. The Plan is a reorganization of the Debtor’s business and a different plan might involve some other form of reorganization or liquidation of the Debtor’s assets. The Committee believes that the Plan enables creditors with Allowed Claims to realize payment in full plus interest at the Legal Rate as provided in the Plan, a significant distribution to shareholders, and an opportunity to continue the Debtor’s business. The Committee believes that any liquidation of the Debtor’s assets or alternative form of chapter 11 plan is a much less attractive alternative to creditors and shareholders than the Plan because of the far greater returns and certainty provided by the Plan. Other alternatives could involve diminished recoveries, significant delay, uncertainty, and substantial additional administrative costs. The Committee believes that its Plan provides the best recovery to creditors and shareholders by providing them with a distribution of cash shortly after the Effective Date, rather than diminished recoveries following a liquidation of assets or distribution of other property. In addition, because the Debtor is projected to burn through its remaining Cash in the next four months, at which point the Debtor would become insolvent, it is highly unlikely that any alternative plan could be proposed and confirmed in a time frame that would provide for payment of all Allowed Claims in full with interest at the Legal Rate as contemplated in the Plan. Creditors and parties in interest have had since mid-April 2009, and no alternative plans have been proposed during that time.
DISCLOSURE STATEMENT

IX.

PLAN CONFIRMATION
A. Voting
A class of Interests accepts the Plan if the Plan is accepted by the holders of at least two-thirds in amount of the Allowed Interests of such class that have accepted or rejected the Plan.
To be confirmed over the objection of a Class of interest holders, the Plan must provide either that each holder of an interest in the Class receive or retain on account of his interest property of a value, as of the Effective Date, equal to the greatest of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of the interest, or no holder of any interest that is junior to the interests of the Class receive anything. The Court must also find that no senior Class will receive more than 100% on account of its Allowed Claims.
Acceptance or rejection of the Plan may be voted by completing and signing the Ballot that accompanies the Plan and mailing, faxing or emailing it to Sheppard, Mullin, Richter & Hampton LLP, Attn: Robert Sahyan, 4 Embarcadero Center, 17th Floor, San Francisco, California 94111, (415) 434-3947 (fax), rsahyan@sheppardmullin.com. In order to be counted, all Ballots must be received by November 25, 2009, at 5:00 p.m., Pacific Time.
BALLOTS RECEIVED THAT ARE SIGNED BUT DO NOT DESIGNATE ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED ACCEPTANCES. UNSIGNED BALLOTS WILL NOT BE COUNTED.
B. Confirmation Standards
For the Plan to be confirmed and to be binding on all creditors and Interest holders, the Court must determine that the requirements of Bankruptcy Code § 1129(a) have been satisfied, including that at least one Class of Claims that is impaired under the Plan has accepted the Plan.
DISCLOSURE STATEMENT

C. Classification of Claims and Interests
The Bankruptcy Code requires that a chapter 11 plan place each Claim and interest in a Class with other Claims or interests that are “substantially similar.” The dollar amount of a Claim is usually not a basis on which to distinguish it from other Claims. The Committee believes that the classification system in the Plan meets the Bankruptcy Code standard.
D. Modification of the Plan
The Committee may modify the Plan at any time before the Confirmation Date. If the Plan is modified, the Committee may be required to provide additional disclosure to creditors and other parties in interest with respect to the Plan, as modified. Any holder of a Claim that has accepted or rejected the Plan will be deemed to have accepted or rejected, as the case may be, the Plan as modified, unless, within the time fixed by the Court, the holder changes its previous acceptance or rejection.
E. Effect of Confirmation
If the Plan is confirmed, its terms will be binding on all creditors and Interest holders. The confirmation of the Plan will discharge the Debtor under subsections (A) and (B) of Bankruptcy Code § 1141(d)(3).
F. Importance of Obtaining Professional Tax Assistance
THE FEDERAL, FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED ON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST. ACCORDINGLY, EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR CONCERNING THE FEDERAL, FOREIGN, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES UNDER THE PLAN.
DISCLOSURE STATEMENT

PURSUANT TO INTERNAL REVENUE SERVICE CIRCULAR 230, WE HEREBY INFORM YOU THAT THE DESCRIPTION SET FORTH HEREIN WITH RESPECT TO U.S. FEDERAL TAX ISSUES WAS NOT INTENDED OR WRITTEN TO BE USED, AND SUCH DESCRIPTION CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE TAX CODE. THIS DESCRIPTION IS LIMITED TO THE U.S. FEDERAL TAX ISSUES DESCRIBED HEREIN. IT IS POSSIBLE THAT ADDITIONAL ISSUES MAY EXIST THAT COULD AFFECT THE U.S. FEDERAL TAX TREATMENT OF THE MATTER THAT IS THE SUBJECT OF THE DESCRIPTION NOTED HEREIN, AND THIS DESCRIPTION DOES NOT CONSIDER OR PROVIDE ANY CONCLUSIONS WITH RESPECT TO ANY SUCH ADDITIONAL ISSUES. TAXPAYERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
DISCLOSURE STATEMENT

X.
CONCLUSION
The Disclosure Statement has been presented for the purpose of enabling shareholders to make an informed judgment to accept or reject the Plan. Shareholders are urged to read the Plan in full and consult with their counsel if questions arise. The Committee believes that the acceptance of the Plan by creditors is in the best interest of and will maximize the recovery to all creditors. The Committee thus urges all parties entitled to vote to do so in favor of the Plan.

DATED: October 19, 2009	Respectfully submitted, OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF TVIA, INC.
By
	Its	Chair

DISCLOSURE STATEMENT

EXHIBIT 1

				Oversea	Oversea	China		China	China
	$ Op.Exp.	Legal & Prof.	total	revenue	gross margin	revenue	China gross	revenue	margin
Month	(US + China)	Fees	expenses	(chips)	(chips)	(chips)	margin (chips)	(new prod)	(new prod)	$ inflow	$ gain (loss)
Nov-2008	$220,885	$215,516	$436,401				100%			$—
Dec-2008	$229,602	$188,934	$418,536				100%			$—
Jan-2009	$224,207	$254,181	$478,388			$23,520	100%			$23,520
Feb-2009	$222,691	$267,840	$490,531			$25,515	100%			$25,515
Mar-2009	$209,026	$236,012	$445,038			$47,320	100%			$47,320
Apr-2009 (Porat out)	$194,851	$197,055	$391,906			$50,870	100%			$50,870
May-2009	$187,796	$95,126	$282,922			$65,267	100%			$65,267
Jun-2009	$168,127	$130,000	$298,127			$69,912	100%			$69,912
July-2009	$159,010	$134,000	$293,010			$55,876	100%			$55,876
Aug-2009	$174,157	$123,500	$297,657			$59,616	100%			$59,616

From Now to BK Exit (Forecast)
Sep-2009	$162,157	$109,500	$271,657			$72,628	100%			$72,628	$(199,029)
Oct-2009	$162,157	$120,000	$282,157			$80,640	100%			$80,640	$(201,517)

Exit Chapter 11 (excluding one time reorganization expenses)
Nov-2009	$162,739	$120,000	$282,739			$93,240	100%			$93,240	$(189,499)
Dec-2009	$162,739	$120,000	$282,739			$100,240	100%			$100,240	$(182,499)

Engineering work of 3 new products will finish in Sep-Nov 2009. Tvia China forcasts that initial revenue may start by the end of 2009. Due to many uncertainties, their projection is discounted here.
Jan-2010 (reorg)	$138,839	$8,000	$146,839			$105,420	100%	$40,000	50%	$125,420	$(21,419)
Feb-2010	$116,700	$8,000	$124,700			$104,860	100%	$40,000	50%	$124,860	$160
Mar-2010	$116,905	$8,000	$124,905			$115,080	100%	$40,000	50%	$135,080	$10,175
Apr-2010	$116,977	$8,000	$124,977			$118,720	100%	$40,000	50%	$138,720	$13,743
May-2010	$116,994	$8,000	$124,994			$119,560	100%	$40,000	50%	$139,560	$14,566
Jun-2010	$117,753	$8,000	$125,753			$122,500	100%	$50,000	50%	$147,500	$21,747
Jul-2010	$117,806	$8,000	$125,806			$125,160	100%	$50,000	50%	$150,160	$24,354
Aug-2010	$117,837	$8,000	$125,837			$126,700	100%	$50,000	50%	$151,700	$25,863
Of the 3 top customers, only one has a good probability to return. But the top account (of this customer) has moved away; other accounts are uncertain. So we can only hope for about 20% recovery of this customer.
Sep-2010	$118,008	$8,000	$126,008	$4,000	53%	$135,240	100%	$50,000	50%	$162,360	$36,352
Oct-2010	$118,089	$8,000	$126,089	$8,000	53%	$139,300	100%	$50,000	50%	$168,540	$42,451
Nov-2010	$118,809	$8,000	$126,809	$12,000	53%	$140,280	100%	$60,000	50%	$176,640	$49,831
Dec-2010	$118,823	$8,000	$126,823	$12,000	53%	$140,980	100%	$60,000	50%	$177,340	$50,517
									2010 subtotal =		$268,340
3% Inflation adjustments for salary
Jan-2011	$122,090	$8,333	$130,423	$12,000	53%	$140,980	100%	$60,000	50%	$177,340	$46,917
Feb-2011	$122,090	$8,333	$130,423	$12,000	53%	$140,980	100%	$60,000	50%	$177,340	$46,917
Mar-2011	$122,090	$8,333	$130,423	$12,000	53%	$140,980	100%	$60,000	50%	$177,340	$46,917
Apr-2011	$122,090	$8,333	$130,423	$12,000	53%	$140,980	100%	$60,000	50%	$177,340	$46,917
May-2011	$122,090	$8,333	$130,423	$12,000	53%	$140,980	100%	$60,000	50%	$177,340	$46,917
Jun-2011	$122,930	$8,333	$131,263	$12,000	53%	$140,980	100%	$72,000	50%	$183,340	$52,077
Jul-2011	$122,930	$8,333	$131,263	$12,000	53%	$140,980	100%	$72,000	50%	$183,340	$52,077
Aug-2011	$122,930	$8,333	$131,263	$12,000	53%	$140,980	100%	$72,000	50%	$183,340	$52,077
Sep-2011	$122,930	$8,333	$131,263	$12,000	53%	$140,980	100%	$72,000	50%	$183,340	$52,077
Oct-2011	$122,930	$8,333	$131,263	$12,000	53%	$140,980	100%	$72,000	50%	$183,340	$52,077
Nov-2011	$122,930	$8,333	$131,263	$12,000	53%	$140,980	100%	$72,000	50%	$183,340	$52,077
Dec-2011	$122,930	$8,333	$131,263	$12,000	53%	$140,980	100%	$72,000	50%	$183,340	$52,077
									2011 subtotal =		$599,129

EXHIBIT 2

	Chapter 11	Chapter 11
	Reorganization	Liquidation	Chapter 7

[1]ASSETS
Cash	1,850,000	1,850,000	1,900,000
Restricted cash (set aside by court order for liability claims)	1,501,742	1,501,742	1,501,742
Accounts receivable (net)	220	220	220
[2] Inventory	100,000	100,000	0
[3] Prepaid expenses (e.g. insurance, utilities, etc.)	15,000	15,000	0
TOTAL ASSETS	3,466,962	3,466,962	3,401,962

CLAIMS AND LIABILITIES
Court Approved Professional Fees
FTI Consulting Inc.	(13,737)	(13,737)	(13,737)

Projected Claims
Scheduled Claims	(21,844)	(21,844)	(21,844)
[4] Allowed Proofs of Claims	(170,000)	(170,000)	(170,000)

[5] Liabilities from Tvia China	(390,000)	(460,000)	(460,000)

[6] Projected Legal and Professional Fees
Stuppi & Stuppi	(270,000)	(270,000)	(220,000)
Sheppard Mullin	(625,000)	(600,000)	(450,000)
Chapter 11 Trustee	(115,000)	(115,000)	(115,000)

[7] Expenses Associated with Liquidation	(50,000)	(250,000)	(250,000)
TOTAL CLAIMS AND LIABILITIES	(1,655,581)	(1,900,581)	(1,700,581)

TOTAL OF ASSETS LESS CLAIMS AND LIABILITIES	1,811,381	1,566,381	1,701,381

AFFIRMATIVE CLAIMS
[8] Minimum Estimated Differential re Value of Affirmative Claims	250,000	250,000	0

[9] POTENTIAL PER SHARE DISTRIBUTIONS (Shown in cents per share)
Best Case Scenario	6.8	6.0	5.6
Middle Range Scenario	5.7	4.9	4.5
Worst Case Scenario	4.1	3.3	2.9
Exhibit 2 to Disclosure Statement

NOTES TO LIQUIDATION ANALYSIS
[1] Liquidation analysis is as of December 1, 2009.
[2] The Debtor’s inventory is located in China. According to the Debtor’s monthly operating report the inventory is valued at approximately $700,000. However, there is no certain way to liquidate this four-year old inventory. It requires sales and technical support at Tvia China in order to sell the chips in the inventory. Recently, the revenue from selling this inventory has not been able to generate enough cash to cover the expenses for operating Tvia China. If a chapter 7 trustee is appointed, it is highly unlikely that such a trustee will be able to move quickly enough to realize any value from the inventory in China. The trustee will not have the requisite background information, connections or resources needed to immediately sell the inventory. Such a trustee is also unlikely to have the required background to operate Tvia China. As a result, the chapter 7 trustee will have to immediately shut down Tvia China and likely abandon the inventory. In contrast, if the Plan is confirmed, either the Reorganized Debtor or the Liquidating Trustee will be much better prepared to liquidate this inventory, which at a “fire sale” price is hoped to yield $100,000.
According to Cove (the Debtor’s investment banker), it prepared offering documents, researched and prepared a universe of potential purchasers consisting of approximately 150 different firms on a global basis, co-engaged Tvia Hong Kong based Charterwood Capital to handle on a real time basis marketing efforts in Asia, oversaw the production with Charterwood of Chinese translations of the marketing materials, and commenced initial marketing activities of the Debtor’s assets on a global basis, including entering into Confidentiality Agreements and beginning initial dialogue with potential purchasers in combination with the Debtor’s then management, until instructed by the Chapter 11 Trustee to suspend marketing activities relating to the Debtor and its assets. The Committee understands that there was very little interest expressed in the Debtor and its assets. Cove does not express an opinion as to the value of the Debtor’s assets.
[3] In a chapter 11 where the Plan is confirmed, some of the prepaid expenses can be used to offset projected expenses. Such an offset is much less likely in a chapter 7.
[4] The unresolved proofs of claim filed to date total approximately $11,075,000. Eli Porat filed a claim for indemnity in the amount of $10 million. The Committee has filed an objection to Mr. Porat’s claim, and has also filed objections to another $898,000 of claims which are still pending and unresolved. Additional claim objections may still be filed. The Committee has conducted an extensive review of the filed proofs of claim and believes that $170,000 or less in total claims are allowable and will be paid by the Estate or from the Claim Reserve Account. The Committee believes it will prevail on all of its objections. However, as is the case with all litigation, the Committee can not be certain that it will prevail and there is always the risk that the Committee’s objections will be unsuccessful. Variances in the final amount of allowed claims will result in differing distributions to shareholders. Even under a scenario where the Committee fails on most of its objections, there will be enough funds in the Estate to pay all Allowed Claims in full with interest and still make a small distribution to shareholders.
[5] Tvia China will have claims against the Debtor in the event of a liquidation or reorganization. In a liquidation scenario (whether it be the Liquidation Alternative or chapter 7), these claims are anticipated to be larger than under the Reorganization Alternative, because Tvia China will be shut down abruptly in a liquidation. In the event of the Reorganization Alternative the amount of $390,000 will be paid to the Reorganized Debtor on the Effective Date under the Plan.
Exhibit 2 to Disclosure Statement

[6] Chapter 11 fees through the Effective Date are estimated for both Sheppard Mullin and Stuppi & Stuppi. The figures shown in the spreadsheet are estimates only, and may vary depending on the amount of work that Sheppard Mullin and Stuppi & Stuppi perform in the future.
[7] Under the Reorganization Alternative, the Disbursing Agent’s role is very limited and cash is the only asset transferred to the Liquidating Trust. It is anticipated that the costs will be no more than $50,000 for establishing and administering the Disbursement Escrow in such a scenario.
Under the Liquidation Alternative, the Liquidating Trust is funded with all of the Assets of the Estate. Administering those assets will require significant work on the part of the Liquidating Trustee and assistance from professionals. The Liquidating Trustee will be Zhaofang Wen because of his great familiarity with the Estate and its Assets. It is anticipated that there will be no “learning curve” for Mr. Wen. As a result, it is anticipated that the costs will be approximately $250,000 for establishing and administering the Liquidating Trust in this scenario.
A chapter 7 trustee will be appointed if the Bankruptcy Case is converted to chapter 7. Statutory compensation for the chapter 7 trustee will be approximately $150,000 under Section 326(a) of the Bankruptcy Code. In addition to that amount, the chapter 7 trustee will need to retain professionals to aid in the administration of the estate. For example, there are over $1 million in filed claims to resolve, each with its own unique set of facts. A chapter 7 trustee and his professionals will each need to learn about the issues and facts involved. The chapter 7 trustee will also face other issues in winding up the Debtor’s affairs. For these reasons, it is estimated that the chapter 7 trustee and his professionals will together incur fees and costs of approximately $250,000 in carrying out these tasks.
[8] There are significant litigation claims, called the Affirmative Claims, that are outlined in the Disclosure Statement. The recovery on those claims could be zero, or could be as high as $10 million or more depending on the availability of insurance coverage and the success in litigation against third parties. Discovery has yet to commence in any of the Affirmative Claims, and not a single complaint has been filed. It is thus too soon to say what outcomes might result. If any of the Affirmative Claims is litigated, there will also be associated expenses and risks, such as unsuccessful lawsuits or counter-claims.
Under the Reorganization Alternative, the net proceeds recovered from the Affirmative Claims will be divided as follows: (a) the De Minimus Holders should receive 100% of their proportionate share of such recoveries; (b) the Non De Minimus Cash Out Holders should receive 20% of their proportionate share such recoveries; and (c) the Reorganized Debtor should receive the rest of such recoveries.
Under the Liquidation Alternative, the net proceeds recovered from the Affirmative Claims will go entirely to the Liquidation Trust.
Exhibit 2 to Disclosure Statement

The Committee believes that the Reorganized Debtor or the Liquidating Trustee will likely be more successful than a chapter 7 trustee in pursuing the Affirmative Claims. This is because the Committee believes a chapter 7 trustee will not have the same background or experience with this case and the major issues, will have a harder time getting up to speed, and will consequently not be in as good a position to aggressively pursue the Affirmative Claims. It is impossible to quantify this differential with certainty, but for purposes of the Liquidation Analysis, it is estimated that the Reorganized Debtor or the Liquidating Trustee would, at a minimum, achieve recoveries totaling $250,000 more than the recoveries a chapter 7 trustee could achieve. This is the Committee’s assumption, and it may be that the actual differential is more or less than $250,000, and it could even be zero.
[9] There are two variables that will influence the distribution to shareholders. The first is the final amount of allowed claims. The second is the Litigation Recoveries. The Litigation Recoveries are discussed above in Note 8, and the assumptions regarding the allowance of claims are discussed below. In the “Best-Case Scenario,” $170,000 of filed claims are projected to be allowed, leading to the distributions shown.
In the “Middle Range Scenario,” filed claims totaling $500,000 are projected to be allowed. Even taking into account the risks inherent in all litigation, the Committee is very confident that its claim objections will result in a reduction of allowed claims to at least this level.
In the “Worst Case Scenario,” filed claims totaling $1,000,000 are projected to be allowed. The Committee believes this scenario is highly unlikely based on its investigation of the claims filed to date. However, there is always the risk of adverse rulings on the Committee’s objections. The Committee believes, based on the information now available to it, that the filed claims will not exceed this $1,000,000 figure, even in a worst case scenario.
Exhibit 2 to Disclosure Statement

EXHIBIT 3
ZHAOFANG WEN
Zhaofang Wen has a substantial background in high-tech and holds a Ph.D., M.S., and B.S. in computer science. He has over 20 years of full-time work experience, including five years in academia, nine years in the industry (including Hewlett-Packard and two digital signal processing chip startups in the Silicon-Valley, as a principle staff engineer and system architect), and seven years in a national research institution as a project manager and principle research scientist.
MOHAMMAD PIRAEGAR
After working as a research scientist in a discovery group of a large chemical company in the United States in 1985, Mr. Piraegar joined a major petroleum company for development of their Agro-chemical division. As an agricultural advisor in 1990, Mr. Piraegar started a chemical company which manufactures and distributes fertilizer, irrigation and various agricultural-related products to wholesalers and provides plant pathological, entomological and agronomical services to growers which include growers of specialty crop and small berries such as Strawberries and Raspberries. Mr. Piraegar’s strength has been to identify and test a business’s potential, and to pioneer and help it to maturity.
SHALOM OFER
Mr. Ofer received a B.SC. degree in Mechanical Engineering from Tel Aviv University and worked for several years as a water Desalination design Engineer for Israel National Water Co. Later he received a Masters degree in Chemical Nuclear and Thermal Engineering from the UCLA School of Engineering. In the past, Mr. Ofer worked as a development Engineer in the area of Advanced Energy Conversion for Biphase Energy Systems of Santa Monica, California, and for the Aerospace Corp in El Segundo, California in Rocket Propulsion Engineering coordinating launch vehicle propulsion projects. Since the late nineties, Mr. Ofer has been involved in investments related to technology companies, in particular semiconductor manufacturers.
GARY BALZOFIORE
Mr. Balzofiore is the Chief Financial Officer, Senior Vice President and Treasurer of Independence American Insurance Company, and also serves as the Chief Financial Officer and Treasurer of Standard Security Life Insurance Company of New York, a wholly-owned subsidiary of Independence Holding Company, a NYSE listed corporation (Symbol IHC). Mr. Balzofiore holds a Bachelor of Science in Accounting from Wagner College. Since joining Standard Security Life Insurance Company of New York in 1980 as a staff accountant in the internal audit unit, Mr. Balzofiore has risen to the position of Chief Financial Officer for both Standard Security Life and Independence American Insurance Company. In addition, Mr. Balzofiore provides oversight for several departments throughout IAIC.
Exhibit 3 to Discloure Statement